As filed with the Securities and Exchange Commission on May 7, 2021

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number: 000-30262

KNOW LABS, INC.

(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 810, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chairman of the Board
Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jessica M. Lockett, Esq.
Lockett + Horwitz, A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
(949) 540-6540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
Emerging growth company	☐

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, underlying the Principal
of 8% Unsubordinated Convertible Notes (3)	7,104,500	$2.00	$14,209,000	$1,550.20
Common Stock, $0.001 par value per share, underlying the Interest
of 8% Unsubordinated Convertible Notes (3)	568,360	2.00	1,136,720	124.02
Common Stock, $0.001 par value per share, issuable upon exercise
of Investor Warrants (3)	3,552,250	2.40	8,525,400	1,015.38
Common Stock, $0.001 par value per share, issuable upon exercise
of Placement Agent Private Placement Offering Warrants (4)	492,090	2.40	1,181,016	128.85
Total	11,717,200	$2.14	$25,052,136	$2,818.44

CALCULATION OF REGISTRATION FEE

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated in accordance with Rule 457(c) of the Securities Act, solely for the purposes of calculating the registration fee based upon the average of the high and low prices as reported on the Over the Counter Bulletin Board ("OTCBB") as of May 5, 2021.

(3) This Registration Statement covers the resale by our selling shareholders (the "Selling Shareholders") of:

(i) up to 7,104,500 shares of common stock underlying the conversion of principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)

(ii) up to 568,360 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”) (The Principal Shares and Interest Shares are referred to collectively as the “Shares”).

(iii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed on March 15, 2021.

(4) We are registering 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”), which provides that the Placement Agent shall receive warrants to purchase the common stock of the Company in connection with the 8% Unsubordinated Convertible Note Offering (the “Offering”). In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the provisions of the agreements require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated [_], 2021

Know Labs, Inc.

500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

PRELIMINARY PROSPECTUS

This prospectus covers the resale by the Selling Stockholders (the “Selling Stockholders”):

 (i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”).
(ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed on March 15, 2021.
(iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive warrants to purchase the common stock of the Company in connection with the 8% Unsubordinated Convertible Note Offering (the “Offering”).

The common stock covered by this prospectus may be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.”

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $2.40 per share. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board ("OTCBB") or as negotiated in private transactions, or as otherwise described under the heading "Plan of Distribution." The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the Selling Stockholders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "KNWN". On May 5, 2021, the last reported sale price for our common stock on the OTCQB Marketplace was $1.98 per share.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in the Company’s name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is [_], 2021

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks Chroma™ and Bio-RFID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company," “Know Labs, Inc.” and "Know Labs" refer to Know Labs, Inc. and our wholly-owned subsidiaries RAAI Lighting, Inc. and Particle, Inc. , unless the context otherwise requires.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

BACKGROUND AND CAPITAL STRUCTURE

Know Labs, Inc. was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

BUSINESS

The Company is focused on the development and commercialization of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

More recently, we have focused upon extensions and new patentable inventions that are derived from and extend beyond our ChromaID technology and intellectual property. We call this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology, its commercialization and development of related patent assets.

On April 30, 2020 the Company incorporated a subsidiary corporation, Particle, Inc. for the purpose of research and development on non-core Company intellectual property. The first research activity, undertaken by a separate Particle team has been on standard threaded light bulbs that have a warm white light that can inactivate germs, including bacteria and viruses. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement dated May 21, 2020 with Particle. Pursuant to the Agreement, Particle received an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange the Company shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle or $5,000. As of March 31, 2021 the operations of Particle have generated no sales and operations are just commencing. The first product, the Particle bulb can be used in households, businesses and other facilities to inactivate bacteria and viruses. Through internal preliminary testing, Particle personnel has confirmed the bulb’s efficacy in inactivating common germs such as E. coli and Staphylococcus. Preliminary study results from Texas Biomedical Research Institute indicate the Particle bulb’s ability to inactivate SARS-CoV-2, the virus that causes COVID-19. The Particle team is working on certification, labeling, product manufacturing and related go-to-market requirements; as well as business development activities related to interest from potential strategic and channel partners in both consumer and business applications.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech was a distributor of products for employee and personnel identification and authentication. TransTech historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary had been diminishing as vendors of their products increasingly moved to the Internet and direct sales to their customers. While it did provide our current revenues, it was not central to our current focus as a Company. Moreover, we wrote down any goodwill associated with its historic acquisition. TransTech ceased operation on June 30, 2020.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely identify or authenticate almost any material and substance. Our technology utilizes electromagnetic energy along the electromagnetic spectrum to perform analytics which allow the user to identify and authenticate substances and materials depending upon the user’s unique application and field of use. The Company’s proprietary platform technologies are called Bio-RFID and ChromaID.

Our latest technology platform is called Bio-RFID. Working in our lab over the last two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past year that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product marketed as a Glucose Monitor. It will provide the user with real time information on their blood glucose levels. This product will require US Food and Drug Administration approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our technology completely non-invasively monitors blood glucose levels.

We plan to begin the process of obtaining US Food and Drug Administration (FDA) approval of our non-invasive blood glucose monitoring device as soon as possible. To guide us in that undertaking we previously announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

Our ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and identification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Data Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Data Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

Bio-RFID and ChromaID: Foundational Platform Technologies

Our Bio-RFID and ChromaID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. Bio-RFID and ChromaID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes significant businesses can be built.

As with other foundational technologies, a single application may reach across multiple industries. The Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

Similarly, the ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology could identify pure water from water with contaminants present. It could provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It could detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 14 patents. We currently have a number of patents pending and continue, on a regular basis the filing of new patents. We possess all right, title and interest to the issued patents.

Product Strategy

We are currently undertaking internal development work on potential products for the commercial marketplace. We have announced the development of our non-invasive glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development, testing, manufacturing and regulatory approval work progresses.

Currently we are focusing our efforts on productizing our Bio-RFID technology as we move it out of our research laboratory and into the marketplace.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for our various facilities and certain equipment.

Corporate Offices

On April 13, 2017, we leased our executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. We lease 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On February 1, 2019, we leased our lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. We lease 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, and our common stock. These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 8.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 810, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.knowlabs.co. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:
11,717,200 shares of common stock, which includes:

(i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed on March 15, 2021.

(iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive warrants to purchase the common stock of the Company in connection with the 8% Unsubordinated Convertible Note Offering (the “Offering”).
Our Common Stock is described in further detail in the section of the prospectus titled “DESCRIPTION OF SECURITIES”

Common stock outstanding before the offering (1):	28,257,467 shares

Common stock to be outstanding after this offering (2):	39,974,667 shares

Use of Proceeds:
We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants, however, we will receive up to $2.40 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Terms of Warrants:
The Investor Warrants and Placement Agent Warrants entitles the holder thereof to purchase one common share at an exercise price or $2.40 per full share, for a five year period after the date of issuance (March 15, 2026). The price per Warrant Share shall be subject to adjustment for stock splits, combinations, and similar recapitalization events and anti-dilution protection features.

Risk Factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the "Risk Factors" section hereunder and the other information contained in this prospectus before making an investment decision regarding our common stock. Our common stock should not be purchased by investors who cannot afford the loss of their entire investment.

OTCQB Symbol:	Our common stock is currently quoted on the OTCQB (the “OTCQB”) under the symbol “KNWN”.

Reverse Split:
On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

(1)
 The number of shares of our common stock outstanding before this offering is based on 28,257,467 shares of our common stock outstanding as of March 31, 2021, and excludes, as of that date:

● 14,776,985 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.509 per share;

● 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 23,440,456 warrants to purchase shares of our common stock at an exercise price of $0.974 subject to certain adjustments.

(2)
This total includes the following:

(i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed on March 15, 2021.

(iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive warrants to purchase the common stock of the Company in connection with the 8% Unsubordinated Convertible Note Offering (the “Offering”).

SUMMARY FINANCIAL INFORMATION

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the six months ended March 31, 2021 and the years ended September 30, 2020 and 2019 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Six Months Ended,	Years Ended September 30,
	March 31, 2021	2020	2019	2017	2016	2015

STATEMENT OF OPERATIONS DATA:
Net revenue	$-	$122	$1,805	$4,874	$6,024	$6,291
Cost of goods sold	-	70	1,378	3,966	5,036	5,274
Gross profit	-	52	427	908	988	1,017
Research and development expenses	2,225	2,034	1,258	79	326	363
General and administrative expenses	3,940	4,844	4,182	3,088	3,355	2,984
Impairment of goodwill	-	-	-	984	-	-
Operating loss	(6,165)	(6,826)	(5,013)	(3,243)	(2,693)	(2,330)
Other income (expense)	(4,508)	(6,737)	(2,599)	(658)	947	(271)
Net loss	(10,673)	(13,563)	(7,612)	(3,901)	(1,746)	(2,601)
Income tax expense	-	-	-	-	-	30
Net loss	$(10,673)	$(13,563)	$(7,612)	$(3,901)	$(1,746)	$(2,631)
Net loss per share	$(0.41)	$(0.62)	$(0.42)	$(1.01)	$(1.22)	$(2.33)
Weighted average number of shares	25,951,403	21,791,058	18,053,848	3,844,840	1,428,763	1,131,622

Balance Sheet Data:
(in thousands)

As of
March 31, 2021
BALANCE SHEET DATA:
Total current assets	$15,697
Total assets	15,908
Total current liabilities	8,062
Total liabilities	8,494
Stockholders’ equity	$7,414

RISK FACTORS

Purchasing our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with all of the information included in this Prospectus, before you decide to purchase shares of our Common Stock. We believe the risks and uncertainties described below are the most significant we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, operating results, and financial condition could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Pandemics

The near-term effects of the recent COVID-19 coronavirus pandemic are known, as they adversely affected our business. Longer term effects are not immediately known and may adversely affect our business, results of operations, financial condition, liquidity and cash flow.

Presently, the impact of COVID-19 has had adverse effects on our business by slowing down our ability to work with third parties outside of Seattle on testing and validation. It is difficult to predict what other adverse effects, if any, COVID-19 can have on our business, or against the various aspects of same.

As of the date of April 2021, COVID-19 coronavirus has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and has resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining and “shelter-in-place” regulations which severely limit the ability of people to move and travel and require non-essential businesses and organizations to close. While some states have lifted certain “shelter-in-place” restrictions and travel bans, as they are removed there is no certainty that an outbreak will not occur and additional restrictions imposed again in response. Additionally, several states have lifted restrictions only to reimpose such restrictions as the number of cases rise again. Lastly, as vaccinations become readily available we cannot predict what restrictions may be imposed in the event of a vaccine mandate for travel to and from particular destinations.

It is unclear how such restrictions, which will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition and our future strategic plans. Further, while many businesses have survived the past year, and some thrived, as COVID-19 becomes more controlled, we cannot predict how the global economy will respond to the return to normalcy, or whether it will continue to sustain steadily.

Shelter-in-place, essential-only travel regulations, and vaccine mandates could negatively impact our employees, partners, and customers. In addition, we still could experience significant supply chain disruptions due to interruptions in operations at any or all of our suppliers’ facilities or downline suppliers. If we experience significant delays in receiving our products, we will experience delays in fulfilling orders and ultimately receiving payment, which could result in loss of sales and a loss of customers, and adversely impact our financial condition and results of operations. The current status of COVID-19 coronavirus closures and restrictions could also negatively impact our ability to receive funding from our existing capital sources as each business is and has been affected uniquely.

If any of our employees, consultant, customers, or visitors were to become infected we could be forced to close our operations temporarily as a preventative measure to prevent the risk of spread which could delay our progress and interfere with our ability to meet obligations.

In addition, our headquarters are located in Seattle, Washington which has been the subject of large COVID-19 outbreak resulting in restrictions on individuals and businesses. It is unclear at this time how these restrictions will be continued and/or amended as the pandemic evolves. We are hopeful that COVID-19 closures will have only a limited effect on our operations and revenues.

General securities market uncertainties resulting from the COVID-19 pandemic.

Since the outset of the pandemic the United States and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Company for purposes of raising required capital.  Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and/or scope of our operations.

Risks Relating to the Company Generally

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss. We believe that our cash on hand will be sufficient to fund our operations through March 15, 2023. We may need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.  We, including our wholly owned subsidiary Particle, are each seeking additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.  There can be no assurance that we will be able to sell that number of shares, if any.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2020 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

As of March 31, 2021, we owe approximately $2,731,552 and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

Mr. Erickson, our current chairman, and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $476,486 as of March 31, 2021.

We owe $2,255,066 under various convertible promissory notes as of March 31, 2021 including $1,184,066 owed to entities controlled by our chairman.

We may need additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of March 31, 2021, we had an accumulated deficit of $66,639,000 and net losses in the amount of $10,673,000, $13,563,000, and $7,612,000 for the six months ended March 31, 2021 and the years ended September 30, 2020 and 2019, respectively. During the six months ended March 31, 2021, we incurred non-cash expenses of $7,028,000.

There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our ChromaID and Bio-RFID and Particle businesses have produced minimal revenues and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If the company were to dissolve or wind-up operations, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable common stockholders to receive any liquidation distribution with respect to any common stock.

We may not be able to generate sufficient revenue from the commercialization of our ChromaID and Bio-RFID technology and related products to achieve or sustain profitability.

We are in the early stages of commercializing our ChromaID and Bio-RFID technology. Failure to develop and sell products based upon our ChromaID and Bio-RFID technology, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

To date, we have generated minimal revenue from sales of our ChromaID and Bio-RFID products. We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products.  In addition, demand for our products may not materialize, or increase as quickly as planned, and we may therefore be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing our technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We currently rely in part upon external resources for engineering and product development services. If we are unable to secure an engineering or product development partner or establish satisfactory engineering and product development capabilities, we may not be able to successfully commercialize our ChromaID and Bio-RFID technology.

Our success depends upon our ability to develop products that are accurate and provide solutions for our customers. Achieving the desired results for our customers requires solving engineering issues in concert with them. Any failure of our ChromaID and Bio-RFID technology or related products to meet customer expectations could result in customers choosing to retain their existing methods or to adopt systems other than ours.

We have not historically had sufficient internal resources which can work on engineering and product development matters. We have used third parties in the past and will continue to do so. These resources are not always readily available and the absence of their availability could inhibit our research and development efforts and our responsiveness to our customers. Our inability to secure those resources could impact our ability to provide engineering and product development services and could have an impact on our customers’ willingness to use our technology.

We are in the early stages of commercialization and our ChromaID and Bio-RFID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID and Bio-RFID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our technology and related products, some potential customers may be required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, some customers may be required to devote significant time and effort to training theirpersonnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry. If we are unable to induce industry leaders in our target markets to implement and use our technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended September 30, 2020,

Management identified the following material weakness during its assessment of internal controls over financial reporting:

Personnel: We do not employ a full time Chief Financial Officer. Our Chairman serves as interim Chief Financial Officer. We also utilize a consultant who is a qualified Chief Financial Officer to assist with our financial reporting. This consultant has increased his involvement in the Company.

If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

The Company’s TransTech subsidiary closed on June 30, 2020.

TransTech was not able to successfully address their revenue which resulted in their closure on June 30, 2020. The loss of the TransTech subsidiary revenue has impacted our top line revenues and our operating results and may result in future expenses associated with its closure.

The Company Particle, Inc. subsidiary was incorporated April 30, 2020 and has limited operating history.

Particle, Inc. was incorporated April 30, 2020 and to date has engaged in activities consisting primarily of research and development on threaded light bulbs that have a warm white light that can inactivate germs, including bacteria and viruses. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement dated May 21, 2020 with Particle. Pursuant to the Agreement, Particle received an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange the Company shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle or $5,000. As of March 31, 2021 the operations of Particle have generated no sales and operations are just commencing. The first product, the Particle bulb can be used in households, businesses and other facilities to inactivate bacteria and viruses. Through internal preliminary testing, Particle personnel has confirmed the bulb’s efficacy in inactivating common germs such as E. coli and Staphylococcus. A world renowned, CDC-regulated biosafety level-4 laboratory is currently testing the Particle bulb’s ability to inactivate SARS-CoV-2, the virus that causes COVID-19.

To date, we have generated no revenue from Particle. We may not generate revenues in the near future while products are being developed. We believe that Particle’s commercialization success is dependent upon its ability to develop successful products to take to market. . In addition, once developed, demand for its products may not materialize, or increase as quickly as planned, and we may therefore be unable to increase our revenue levels as expected. Even if we succeed in introducing our technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chairman and Phil Bosua, our Chief Executive Officer. We maintain key person life insurance on our Chief Executive Officer, Phil Bosua. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.   Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.  Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number ofqualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Obtaining and maintaining a strong patent position is important to our business. Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter parties review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

●	any of our existing patents will continue to be held valid, if challenged;
●	patents will be issued for any of our pending applications;
●	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
●	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
●	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them withoutauthorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others.A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at Know Labs we may not be able to successfully commercialize our technology.

If we are not successful entering into appropriate collaboration arrangements or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize technology without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Our technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our technology for certain medical diagnostic applications, with an initial focus on the continuous monitoring of blood glucose.

There is no assurance that we will be successful in developing continuous glucose monitoring (CGM) medical applications for our technology.

If we were to be successful in developing continuous glucose monitoring medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies will be required before the technology could be introduced into the marketplace.

There is no assurance that such regulatory approval would be obtained for a continuous glucose monitoring medical diagnostic or other applications requiring such approval.

The FDA can refuse to grant, delay, and limit or deny approval of an application for approval of a glucose monitoring device for many reasons.

We may not obtain the necessary regulatory approvals or clearances to market these continuous glucose monitoring systems in the United States or outside of the United States.

Any delay in, or failure to receive or maintain, approval or clearance for our products could prevent us from generating revenue from these products or achieving profitability.

Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of our customers. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures to protect the confidentiality, integrity and availability of this data and the systems and devices that store and transmit such data. We utilize current security technologies, and our defenses are monitored and routinely tested internally and by external parties. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.

These threats can come from a variety of sources, ranging in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff.

There can be no assurance that we will not be subject to cybersecurity incidents that bypass our security measures, impact the integrity, availability or privacy of personal health information or other data subject to privacy laws or disrupt our information systems, devices or business, including our ability to deliver services to our customers. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

●	the availability of suitable candidates;

●	higher than anticipated acquisition costs and expenses;

●	competition from other companies for the purchase of available candidates;

●	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

●	the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

●	the ability to establish new informational, operational and financial systems to meet the needs of our business;

●	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

●	the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

We cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

The exercise prices of certain warrants, convertible notes payable and the Series C and D Preferred Shares may require further adjustment.

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of Convertible Notes Payable of $19,133,500 or 21,049,264 common shares (9,020,264 common shares at $0.25 per share, 4,924,500 common shares at $1.00 per share and 7,104,500 at $2.00) and the exercise price of additional outstanding warrants to purchase 10,584,381 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 4,599,707 would adjust below $1.20 per share pursuant to the documents governing such instruments. Warrants totaling 4,044,340 would adjust below $2.40 per share pursuant to the documents governing such instruments.

Risks Relating to Our Stock

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;

●	Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
●	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
●	Sale of a significant number of shares of our common stock by stockholders;
●	General market and economic conditions;
●	Quarterly variations in our operating results;
●	Investor and public relation activities;
●	Announcements of technological innovations;
●	New product introductions by us or our competitors;
●	Competitive activities;
●	Low liquidity; and
●	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Future issuance of additional shares of common stock in Particle, Inc. could dilute the Company as majority stockholders of Particle, Inc.

The Company is currently the 100% shareholder in Particle, Inc. In July 2020, Particle entered into Simple Agreements for Future Equity (“SAFE”) with twenty two accredited investors pursuant to which Particle received $785,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. Through March 31, 2021, Through March 31, 2021, $1,125,000 has been raised through the sale of SAFE instruments. We expect to issue 1,406,250 shares of the Particle stock that was initially valued at $0.80 per share. The SAFE contained a number of conversion and redemption provisions, including settlement upon liquidity or dissolution events. The final price and share are not known until settlement upon liquidity or dissolution events conditions are achieved. The Company’s ownership interest in Particle will be diluted when the SAFE’s are converted to common stock.

Additionally, as Particle develops, they may need to raise additional capital to fund operations through the sale of equity or debt securities, which may result in a dilution of the Company’s position. The issuance of any additional securities could, among other things, result in substantial dilution to the percentage ownership of the Company.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

As of March 31, 2021, we had 28,257,467 shares of common stock issued and outstanding, held by 137 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2021, there were options outstanding for the purchase of 14,786,995 common shares (including unearned stock option grants totaling 11,775,745 shares related to performance targets), warrants for the purchase of 23,440,456 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500. All of which could potentially dilute future earnings per share but are excluded from the March 31, 2021 calculation of net loss per share because their impact is antidilutive.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Know Labs, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants, convertible notes payable and convertible preferred stock could result in further dilution to common stockholders and may affect the market price of the common stock.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficial transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we or Particle raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

We or our manufacturers may be unable to obtain or maintain international regulatory clearances or approvals for our current or future products, or our distributors may be unable to obtain necessary qualifications, which could harm our business.

Sales of the Know Labs products internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and marketing approval or clearance is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or clearances, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and technologies which are capable of uniquely authenticating or diagnosing market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Private Placement and Placement Agent Warrants, however, we will receive up to $2.40 per share or such lower price as may result from the anti-dilution protection features of such warrants The Warrants may expire without having been exercised. Even if some or all of these Warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes. See “Selling Security Holders” and “Plan of Distribution.”

With the exception of any brokerage fees and commissions which are the respective obligations of the Selling Stockholders, we are responsible for the fees, costs and expenses of this Registration Statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "KNWN". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2021
Through May 5, 2021	$3.35	$1.85
March 31, 2021	$4.61	$1.60
December 31, 2020	$2.95	$1.10

Year Ending September 30, 2020
September 30, 2020	$3.45	$1.71
June 30, 2020	$2.65	$0.81
March 31, 2020	$2.90	$0.90
December 31, 2019	$1.95	$0.92

Year Ending September 30, 2019
September 30, 2019	$1.70	$1.20
June 30, 2019	$2.00	$1.26
March 31, 2019	$2.97	$0.90
December 31, 2018	$4.44	$0.85

As of May 5, 2021, the high and low sales price of our common stock was $2.03 per share and $1.87 per share, respectively. As of May 5, 2021, there were 30,397,202 shares of common stock outstanding held by approximately 137 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2021 and on a pro forma basis to give effect to this offering.

In thousands of $

		March 31, 2021
		Actual	Pro Forma (1)
			(Unaudited)
Cash and cash equivalents	Cash and cash equivalents	$15,697	$25,403

Convertible notes payable	Convertible notes payable	$5,058	$2,255

STOCKHOLDERS' EQUITY	STOCKHOLDERS' EQUITY
Series C Convertible Preferred Stock	Series C Convertible Preferred Stock	$2	$2
Series D Convertible Preferred Stock	Series D Convertible Preferred Stock	1	1
Common stock	Common stock	28	45
Additional paid in capital	Additional paid in capital	74,022	102,844
Accumulated deficit	Accumulated deficit	(66,639)	(82,969)
Total stockholders' equity	Total stockholders' equity	$7,414	$19,923
Total capitalization	Total capitalization	$12,472	$22,178

(1) Pro Forma balances include the issuance of the following:

(i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes issued during the quarter ended March 31, 2021 (the “Notes”) totaling $14,209,000 (excluding notes payable discount of $12,619,000 at March 31, 2021 which will be amortized to interest expense) which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed on March 15, 2021.

(iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive warrants to purchase the common stock of the Company in connection with the 8% Unsubordinated Convertible Note Offering (the “Offering”) and assumes the holder does not exercise its cashless exercise feature.

(iv) issuance of 4,924,500 shares of common stock related to $4,924,500 convertible notes (excluding notes payable discount of $3,712,056 at March 31, 2021 which will be amortized to interest expense) issued in 2020 that are still outstanding at March 31, 2021 and will automatically convert to common stock after one year.

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

The number of shares of our common stock outstanding before this offering is based on 28,257,467 shares of our common stock outstanding as of March 31, 2021, and excludes, as of that date:

● 14,776,985 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.509 per share;

● 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 23,440,456 warrants to purchase shares of our common stock at an exercise price of $0.974 subject to certain adjustments.

The pro forma information discussed above is to illustrate only and will change based on the actual public offering price, number of shares and other terms of this offering determined in pricing.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value of $7,413,756 is the amount of our total tangible assets less our total liabilities as of March 31, 2021. Net historical tangible book value per share of $0.262 is our historical net tangible book value deficit divided by 28,257,467 shares of common stock outstanding as March 31, 2021.

Pro forma as adjusted net book value is our pro forma net tangible book value, after giving effect to the sale of shares of our common stock by the Selling Stockholders in this offering at a public offering price of $2.00. Our pro forma as adjusted net book value as of March 31, 2021, after giving effect to this offering would have been approximately $19,923,000, or $0.444 per share. This amount represents an immediate decrease in pro forma as adjusted net tangible book value of $0.181 per share to our existing stockholders, and an immediate dilution of $1.556 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$2.000
Pro forma net tangible book value per share as of March 31, 2021	$0.262
Increase in net tangible book value per share attributable to this offering	$0.181
Pro forma as adjusted net tangible book value per share after this offering		$0.444
Amount of dilution in net tangible book value per share to new investors in this offering		$1.556

The number of shares of our common stock outstanding before this offering is based on 28,257,467 shares of our common stock outstanding as of March 31, 2021, and excludes, as of that date:

● 14,776,985 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.509 per share;

● 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 23,440,456 warrants to purchase shares of our common stock at an exercise price of $0.974 subject to certain adjustments.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

SELLING SECURITY HOLDERS

This prospectus covers the resale by our Selling Stockholders of 11,717,200 shares of common stock, including:

(i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)

(ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed on March 15, 2021.

(iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”).

We are registering these securities in order to permit the Selling Stockholders to dispose of its shares of common stock from time to time. The Selling Stockholders may decide to sell all, some, or none of the securities listed below.   See the section entitled “Plan of Distribution.”  We cannot provide an estimate of the number of our securities that the Selling Stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and investment power with respect to such securities.

The Selling Stockholders has had no material relationship with us or our affiliates during the last three years. Information regarding prior securities transactions between the issuer (or any of its predecessors) and the Selling Shareholders, any affiliates of the Selling Shareholders, or any person with whom any Selling Shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons) is set forth below the Selling Stockholders table. To our knowledge, none of the Selling Stockholders are a registered broker-dealer or an affiliate of a broker-dealer, with the exception of the Placement Agent, Boustead Securities, LLC and their assigns. All securities offered by an affiliate of a broker-dealer were purchased by the seller in the ordinary course of business, and, at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. Column B lists the number of shares of common stock beneficially owned by the Selling Stockholders prior to this offering. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the Selling Stockholders. Column D lists the warrant shares covered by this prospectus that may be disposed of by the Selling Stockholders. Column E lists the number of Placement Agent Warrants that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column F lists the number of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column G lists the percentage of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

	Securities
	Beneficially				Securities
	Owned Prior to	Securities	Warrant	Placement	Beneficially	% Beneficial
	this	Being	Being	Agent	Owned After	Ownership
Name of Selling Shareholder (A)	Offering (B)	Offered (C)	Offered (C)	Warrants (D)	Offering (E)	After Offering (F)
Debt Offering
James Scheffel	-	1,000,000	500,000	-	-	*
The Sunshine and Rain Asset Management Irrevocable Trust	-	1,000,000	500,000	-	-	*
Jonathan Pepper	-	50,000	25,000	-	-	*
Jeremy and Ariel Runnels	-	12,500	6,250	-	-	*
Palace Capital Partners, LLC	-	125,000	62,500	-	-	*
Michael Foguth	-	250,000	125,000	-	-	*
Pacific Premier Trust, Custodian FBO Brian G Swift Roth IRA	50,000	25,000	12,500	-	50,000	*
Jon D and Linda Gruber Trust	700,000	200,000	100,000	-	700,000	2.4%
Jon D Gruber IRA	-	175,000	87,500	-	-	*
Gruber Family Foundation	-	125,000	62,500	-	-	*
Linda Gruber (Jon D and Linda Gruber Trust)	-	50,000	25,000	-	-	*
Jon D Gruber (Jon D and Linda Gruber Trust)	-	100,000	50,000	-	-	*
Lindsay Gruber Dunham	-	50,000	25,000	-	-	*
Jonathan Wyatt Gruber	-	50,000	25,000	-	-	*
Potter Family Trust	300,000	100,000	50,000	-	300,000	1.0%
Eight Family Trust	25,000	25,000	12,500	-	25,000	*
Roy Rogers Survivors Trust	-	312,500	156,250	-	-	*
Roy and Ruth Rogers Unitrust, UTD 09/28/89	-	37,500	18,750	-	-	*
Krueger Family Living Trust	-	50,000	25,000	-	-	*
Intracoastal Capital, LLC	125,000	500,000	250,000	-	125,000	*
Chris and Catherine Gyben	-	25,000	12,500	-	-	*
David Nagelberg 2003 Revocable Trust	100,000	100,000	50,000	-	100,000	*
Robert and Stephanie Tucker	-	12,500	6,250	-	-	*
Near and Far Real Estate	-	12,500	6,250	-	-	*
Michael Lofstedt	-	25,000	12,500	-	-	*
Barbara Weiner	-	12,500	6,250	-	-	*
Dewitt Cuyler Morris Trust	25,000	50,000	25,000	-	25,000	*
Chris Gartner	-	17,500	8,750	-	-	*
Anshuman Chandra	25,000	25,000	12,500	-	25,000	*

Elliott Green	35,000	25,000	12,500	-	35,000	*
Michael and Susan Lofstedt	-	12,500	6,250	-	-	*
Daniel Cassinelli	50,000	20,000	10,000	-	50,000	*
Todd Baszucki	1,000,000	1,000,000	500,000	-	1,000,000	3.4%
Palladino Trust, Thomas M Palladino	-	25,000	12,500	-	-	*
David Melfe	-	12,500	6,250	-	-	*
Frederick Meltzer	-	50,000	25,000	-	-	*
Greg and Christina Baszucki Living Trust	-	125,000	62,500	-	-	*
Ronald Anderson Family Trust	25,000	12,500	6,250	-	25,000	*
Dean Delis	100,000	50,000	25,000	-	100,000	*
Vulcan Management/ William E. Vogt	25,000	12,500	6,250	-	25,000	*
Michael Wiitala	-	25,000	12,500	-	-	*
Stanley Latham	-	50,000	25,000	-	-	*
Eastridge Revocable Trust/ Harold E. Eastridge	30,000	50,000	25,000	-	30,000	*
Zlatica Vincini	130,000	12,500	6,250	-	130,000	*
Robert Spear	-	25,000	12,500	-	-	*
Taunya Sell IRA	-	17,500	8,750	-	-	*
Frans Sell IRA	-	7,500	3,750	-	-	*
Ted Schroth	-	25,000	12,500	-	-	*
Paul Zatychec	-	27,500	13,750	-	-	*
Joseph and Patricia Abrams Family Trust	50,000	15,000	7,500	-	50,000	*
Karl L. Matthies Trust	300,000	100,000	50,000	-	300,000	1.0%
Pierce Revocable Survivor Trust/ Kristy Waters Pierce	-	50,000	25,000	-	-	*
Mark Weber	-	12,500	6,250	-	-	*
Robert Kippel and Yana Lykhman	-	17,500	8,750	-	-	*
Robert Smith	-	10,000	5,000	-	-	*
Robert L. Elwood	-	10,000	5,000	-	-	*
Larry D. Hines	-	5,000	2,500	-	-	*
Dhirendra Saxena	-	25,000	12,500	-	-	*
Russell Martz	-	25,000	12,500	-	-	*
Brad Beals	-	40,000	20,000	-	-	*
David B. Baszucki, trustee of the Freedom Revocable Trust, dated February 28, 2017	-	125,000	62,500	-	-	*
Milton Ozaki	-	20,000	10,000	-	-	*
Scott Mitchell	-	37,000	18,500	-	-	*
Harlan Smith	-	10,000	5,000	-	-	*
Joseph and Marie Longo	-	5,000	2,500	-	-	*
Harold and Kelly Ashcraft	-	15,000	7,500	-	-	*
Fleetco, Inc./ Dale Broadrick	1,613,018	75,000	37,500	-	1,613,018	5.5%
Matthew Wilcosh	-	25,000	12,500	-	-	*

Robert Steele	-	50,000	25,000	-	-	*
Ultimate Investment Goup LLC/ Jens and Cyndy Brynteson	-	12,500	6,250	-	-	*
Jack and Kathryn Mattingly	-	5,000	2,500	-	-	*
Gregg and Coby Knight	-	12,500	6,250	-	-	*
Thomas and Carolyn M Hughes	25,000	15,000	7,500	-	25,000	*
Steve and Cynthia Seamans	-	7,500	3,750	-	-	*
Brian Doench	-	25,000	12,500	-	-	*
Leslie Tolliver	-	5,000	2,500	-	-	*
Vicki Inglis and Haig Richard Litten	-	10,000	5,000	-	-	*
Alan Robert Annis	-	7,500	3,750	-	-	*
Jeremy and Cindy Newman	-	52,500	26,250	-	-	*
Alisha Smith	-	10,000	5,000	-	-	*
Jacob Eis	-	25,000	12,500	-	-	*
Blake Bendett	-	25,000	12,500	-	-	*
John Jakovich	-	25,000	12,500	-	-	*
Boustead and Company Limited/ Keith Moore	-	50,000	25,000	-	-	*
Gloria Pietsch	-	7,500	3,750	-	-	*
Mark and Kendra Manduzzi	-	35,000	17,500	-	-	*
Boustead Securities LLC/ Keith Moore	-	-	-	492,090	-	*

Total Private Placement	4,733,018	7,104,500	3,552,250	492,090	4,733,018
Interest expense	-	568,360	-	-	-
Grand Total	4,733,018	7,672,860	3,552,250	492,090	4,733,018

Total registered				11,717,200

  *Less than 1% ownership.

The price of the Company’s common stock on the date the Selling Shareholders acquires securities by which they can acquire the offered common stock was set at approximately $2.00 per share which was the closing price of the Company’s common stock as of January 25, 2021 (the date the offering was originally commenced). The average closing stock price between January 25, 2021 and April 23, 2021 was approximately $3.103.

With the exception of the $727,117 fee paid to Boustead Securities and their affiliates or assign, no cash fee was paid to the Selling Shareholders owning the 8% convertible notes, warrants and related securities.

The 8% notes and warrants will be adjusted proportionately in the event of dividends, splits, or other reclassifications. With respect to the conversion and exercise price adjustments for events requiring adjustments,

DESCRIPTION OF 8% UNSUBORDINATED NOTE OFFERING AND WARRANTS

On March 15, 2021, the Company closed private placement for gross proceeds of $14,209,000 in exchange for issuing Subordinated Convertible Notes and 3,552,250 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $2.00 per share on the one year anniversary starting on March 15, 2022.

The Convertible Notes had an original principal amount of $14,209,000 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Company’s Common Stock

Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company. They are due and payable in common stock on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 or (b) on the one-year anniversary of the Convertible Notes. Investors will be required to convert their Convertible Notes into Common Stock in any $10,000,000 financing at a conversion price per share equal to the lower of (i) $2.00 per share or (ii) a 25% discount to the price per share paid by investors in the $10,000,000 Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $2.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to $2.40 or 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are convertible into an aggregate 7,104,500 shares of Common Stock, subject to certain adjustments, and the 3,552,250 Warrants are initially exercisable for shares of Common Stock at an exercise price of $2.40 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the Placement Agent for the Convertible Notes and the Warrants received a cash fee of $727,117 and warrants to purchase 492,090 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Boustead Securities, LLC a FINRA member, acted as our exclusive placement agent. They have received an 8% cash fee and 8% in warrants which are exercisable for 5 years at an exercise price of $2.40. The Placement Agent Warrants have a cashless exercise feature.

PLAN OF DISTRIBUTION

We are registering under this prospectus (i) up to 7,104,500 shares of common stock underlying the principal, and up to 568,360 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $2.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”); (ii) up to 3,552,250 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $2.40 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed March 15, 2021; and (iii) 492,090 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $2.40 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement. We are required under the terms of the Securities Purchase Agreement between the Company and the investors to register the common stock issuable upon conversion of the 8% Unsubordinated Convertible Notes, Investor Warrants and Placement Agent Warrants.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $2.40 per share, or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may decide not to sell any of its shares of common stock or may sell all or a portion of its shares of common stock.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the Selling Stockholders employs broker-dealers or other agents in connection with the sale of its stock, the Selling Stockholders will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the Selling Stockholders has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The Selling Stockholders, which as used herein includes its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-
an exchange distribution in accordance with the rules of the applicable exchange;

-
privately negotiated transactions;

-
short sales effected after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;

-
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-
broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-
a combination of any such methods of sale; and

-
any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the Selling Stockholders.

The Selling Stockholders also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, prospectus supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such the Selling Stockholders expressly for the purpose of including it in this Registration Statement or the prospectus that is part of this Registration Statement.

We also have agreed with the Selling Stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. This discussion contains forward-looking statements, based upon our current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this Prospectus.

BACKGROUND AND CAPITAL STRUCTURE

Know Labs, Inc. was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

Overview

We are focused on the development and commercialization of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

More recently, we have focused upon extensions and new patentable inventions that are derived from and extend beyond our ChromaID technology and intellectual property. We call this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology, its commercialization and development of related patent assets.

On April 30, 2020 the Company incorporated a subsidiary corporation, Particle, Inc. for the purpose of research and development on non-core Company intellectual property. The first research activity, undertaken by a separate Particle team has been on standard threaded light bulbs that have a warm white light that can inactivate germs, including bacteria and viruses. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement dated May 21, 2020 with Particle. Pursuant to the Agreement, Particle received an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange the Company shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle or $5,000. As of March 31, 2021 the operations of Particle have generated no sales and operations are just commencing. The first product, the Particle bulb can be used in households, businesses and other facilities to inactivate bacteria and viruses. Through internal preliminary testing, Particle personnel has confirmed the bulb’s efficacy in inactivating common germs such as E. coli and Staphylococcus. Preliminary study results from Texas Biomedical Research Institute indicate the Particle bulb’s ability to inactivate SARS-CoV-2, the virus that causes COVID-19. The Particle team is working on certification, labeling, product manufacturing and related go-to-market requirements; as well as business development activities related to interest from potential strategic and channel partners in both consumer and business applications.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech was a distributor of products for employee and personnel identification and authentication. TransTech historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary had been diminishing as vendors of their products increasingly moved to the Internet and direct sales to their customers. While it did provide our current revenues, it was not central to our current focus as a Company. Moreover, we wrote down any goodwill associated with its historic acquisition. TransTech ceased operation on June 30, 2020.

RESULTS OF OPERATIONS

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from period-to-period.

(dollars in thousands)

	Six Months Ended March 31,
	2021	2020	$ Variance	% Variance

Revenue	$-	$122	$(122)	-100.0%
Cost of sales	-	70	(70)	100.0%
Gross profit	-	52	(52)	-100.0%
Research and development expenses	2,225	938	1,287	-137.2%
Selling, general and administrative expenses	3,940	2,543	1,397	-54.9%
Operating loss	(6,165)	(3,429)	(2,736)	-79.8%
Other (expense) income:
Interest expense	(4,508)	(2,981)	(1,527)	-51.2%
Other income (expense)	-	64	(64)	-100.0%
Total other income (expense)	(4,508)	(2,917)	(1,591)	-54.5%
(Loss) before income taxes	(10,673)	(6,346)	(4,327)	-68.2%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$(10,673)	$(6,346)	$(4,327)	-68.2%

SIX MONTHS ENDED MARCH 31, 2021 COMPARED TO THE SIX MONTHS ENDED MARCH 31, 2020

Sales

Revenue for the six months ended March 31, 2021 decreased $122,000 to $0 as compared to $122,000 for the six months ended March 31, 2020. TransTech closed June 30, 2020.

Cost of Sales

Cost of sales for the six months ended March 31, 2021 decreased $70,000 to $0 as compared to $70,000 for the six months ended March 31, 2020. TransTech closed June 30, 2020.

Research and Development Expenses

Research and development expenses for the six months ended March 31, 2021 increased $1,287,000 to $2,225,000 as compared to $938,000 for the six months ended March 31, 2020. The increase was due to increased personnel, use of consultant and expenditures related to the development of our Bio-RFID™ and Particle technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the six months ended March 31, 2021 increased $1,397,000 to $3,940,000 as compared to $2,543,000 for the six months ended March 31, 2020.

The increase primarily was due to (i) increased stock based compensation of $987,000; (ii) increased other expenses of $78,000; (iii) increased Particle expenses of $378,000 (primarily payroll, and stock based compensation); offset by (iv) decreased TransTech expenses of $46,000 (primarily salaries and rent). As part of the selling, general and administrative expenses for the six months ended March 31, 2021 and 2020, we recorded $95,000 and $83,000, respectively, of investor relation expenses and business development expenses.

Other (Expense), Net

Other expense, net for the six months ended March 31, 2021 was $4,508,000 as compared to other expense, net of $2,917,000 for the six months ended March 31, 2020. The other expense, net for the six months ended March 31, 2021 included interest expense of $4,508,000 related to convertible notes payable and the amortization of the beneficial conversion feature.

The other expense for the six months ended March 31, 2020 included (i) interest expense of $2,981,000; offset by (ii) other income of $64,000.

Net Loss

Net loss for the six months ended March 31, 2021 was $10,673,000 as compared to $6,346,000 for the six months ended March 31, 2020. The net loss for the six months ended March 31, 2021 included non-cash expenses of $7,028,000. The non-cash items include (iv) depreciation and amortization of $129,000; (v) issuance for capital stock for services and expenses of $203,000; (vi) stock based compensation- warrants of $2,194,000; (vii) stock based compensation- stock options of $303,000; and (viii) amortization of debt discount as interest expense of $4,199,000. On December 15, 2020, we issued a warrant to Ronald P. Erickson for 2,000,000 shares of common stock. The five year warrant is convertible at $1.53 per share and was valued using a “Black-Scholes” model at $1,812,000.

The net loss for the six months ended March 31, 2020 included non-cash items of non-cash expenses of $4,510,000. The non-cash items include (i) depreciation and amortization of $121,000; (ii) issuance of capital stock for services and expenses of $1,026,000; (iii) stock based compensation of $566,000; (iv) amortization of debt discount as interest expense of $2,792,000; and (v) other of $5,000. TransTech’s net income from operations was $68,000 for the six months ended March 31, 2020.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™ technology.

(dollars in thousands)

	Year Ended September 30,
	2020	2019	$ Variance	% Variance

Revenue	$122	$1,805	$(1,683)	-93.2%
Cost of sales	70	1,378	(1,308)	94.9%
Gross profit	52	427	(375)	-87.8%
Research and development expenses	2,034	1,258	776	-61.7%
Selling, general and administrative expenses	4,844	4,182	662	-15.8%
Operating loss	(6,826)	(5,013)	(1,813)	-10.3%
Other (expense) income:
Interest expense	(6,094)	(2,945)	(3,149)	-106.9%
Other income (expense)	65	(10)	75	750.0%
(Loss) gain on debt settlements	(708)	356	(1,064)	-298.9%
Total other income (expense)	(6,737)	(2,599)	(4,138)	-159.2%
(Loss) before income taxes	(13,563)	(7,612)	(5,951)	-78.2%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$(13,563)	$(7,612)	$(5,951)	-78.2%

YEAR ENDED SEPTEMBER 30, 2020 COMPARED TO THE YEAR ENDED SEPTEMBER 30, 2019

Sales

Revenue for the year ended September 30, 2020 decreased $1,683,000 to $122,000 as compared to $1,805,000 for the year ended September 30, 2019. The decrease was due to lower sales resulting from the planned closure of TransTech. We completely shut down TransTech on June 30, 2020.

Cost of Sales

Cost of sales for the year ended September 30, 2020 decreased $1,308,000 to $70,000 as compared to $1,378,000 for the year ended September 30, 2019. The decrease was due to lower sales by TransTech. We shut down TransTech on June 30, 2020.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2020 increased $776,000 to $2,034,000 as compared to $1,258,000 for the year ended September 30, 2019. The increase was due to the hiring of additional personnel, the use of consultant and expenditures related to the development of our Bio-RFID™ and Particle technologies, including working toward FDA approval.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2020 increased $662,000 to $4,844,000 as compared to $4,182,000 for the year ended September 30, 2019.

The increase primarily was due to: (i) increased stock based compensation of $560,000; and (ii) increased Particle expenses of $514,061 (primarily payroll, consulting, product development and marketing); and offset by (iii) decreased TransTech expenses of $415,000 (primarily salaries and rent). As part of the selling, general and administrative expenses for the year ended September 30, 2020, we recorded $176,000 of investor relation expenses and business development expenses.

Other (Expense), Net

Other expense, net for the year ended September 30, 2020 was $6,737,000 as compared to other expense, net of $2,599,000 for the year ended September 30, 2019. The other expense for the year ended September 30, 2020 included (i) interest expense of $6,094,000 and (ii) loss on debt settlement of $708,000, offset by (iii) other income of $65,000. The interest expense related to convertible notes payable and the amortization of the beneficial conversion feature and value of warrants issued. During the year ended September 30, 2020, we closed a private placement and received gross proceeds of $5,639,500 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The gain on debt settlements related to the settlement of old accounts payable. On July 1, 2020, we entered into a Settlement Agreement and General Mutual Release with a shareholder of the Company. On July 6, 2020, the shareholder paid $125,000 to us and we issued 500,000 shares of common stock. We accrued for the loss on debt settlement of $825,000 as of June 30, 2020. This loss was reduced by a gain on settlement of certain TransTech liabilities of approximately $117,000.

The other expense for the year ended September 30, 2019 included (i) interest expense of $2,945,000; (ii) other income of $10,000; and offset by (iii) gain on debt settlements of $356,000. The interest expense related to convertible notes payable and the amortization of the beneficial conversion feature and the value of warrants issued. During the year ended September 30, 2019, we closed a private placement and received gross proceeds of $4,242,490 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The gain on debt settlements related to the settlement of old accounts payable.

Net Loss

Net loss for the year ended September 30, 2020 was $13,563,000 as compared to $7,612,000 for the year ended September 30, 2019. The net loss for the year ended September 30, 2020 included non-cash expenses of $9,366,000. The non-cash items include (iv) depreciation and amortization of $243,000; (v) issuance of capital stock for services and expenses of $1,045,000; (vi) stock based compensation of $1,702,000; (vi) amortization of debt discount as interest expense of $5,663,000; (vii) loss on debt settlement of $825,000; and (viii) other of $5,000, offset by (ix) gain on debt settlement of $117,000.

The net loss for the year ended September 30, 2019 included non-cash items of (i) depreciation and amortization of $259,000; (ii) stock based compensation of $1,260,000; (iii) issuance of capital stock for services and expenses of $349,000; (iv) amortization of debt discount of $2,771,000; and (v) other of $34,000; and (vi) offset by non-cash gain on accounts payable of $356,000.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™ technology.

LIQUIDITY AND CAPITAL RESOURCES FOR THE SIX MONTHS ENDED MARCH 31, 2021

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We had cash of approximately $15,697,000 and net working capital of approximately $12,757,000 (net of convertible notes payable and right of use asset and liabilities) as of March 31, 2021.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. As of March 31, 2021, we had an accumulated deficit of $66,639,000 and net losses in the amount of $10,673,000, $13,563,000, and $7,612,000 for the six months ended March 31, 2021 and the years ended 2020 and 2019, respectively. During the six months ended March 31, 2021, the Company incurred non-cash expenses of $7,028,000.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2020 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

On March 15, 2021, we closed private placement for gross proceeds of $14,209,000 in exchange for issuing Subordinated Convertible Notes and 3,552,250 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to our Common Stock at $2.00 per share on the one year anniversary starting on March 15, 2022.

The Convertible Notes had an original principal amount of $14,209,000 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of our Common Stock

We believe that our cash on hand including funding closed since March 31, 2021 will be sufficient to fund our operations through March 31, 2023.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale of common stock and the exercise of warrants.

The proceeds of warrants which are not expected to be cashless are expected to generate potential proceeds of up to $24,728,130.

Operating Activities

Net cash used in operating activities for the six months ended March 31, 2021 was $3,247,000. This amount was primarily related to (i) a net loss of $10,673,000; offset by (ii) working capital changes of $398,000; and (iii) non-cash expenses of $7,028,000. The non-cash items include (iv) depreciation and amortization of $129,000; (v) issuance for capital stock for services and expenses of $203,000; (vi) stock based compensation- warrants of $2,194,000; (vii) stock based compensation- stock options of $303,000; and (viii) amortization of debt discount as interest expense of $4,199,000.

On December 15, 2020, we issued a warrant to Ronald P. Erickson for 2,000,000 shares of common stock. The five year warrant is convertible at $1.53 per share and was valued using a “Black-Scholes” model at $1,812,000.

On March 15, 2021, we closed private placement for gross proceeds of $14,209,000 in exchange for issuing Subordinated Convertible Notes and 3,552,250 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to our Common Stock at $2.00 per share on the one year anniversary starting on March 9, 2022.

The Convertible Notes had an original principal amount of $14,209,000 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of our Common Stock.

Investing Activities

Net cash used in investing activities for the six months ended March 31, 2021 and 2020 was $35,000 and $28,000, respectively. This amount was primarily related to the investment in equipment for research and development.

Financing Activities

Net cash provided by financing activities for the six months ended March 31, 2021 and 2020 was $14,681,000 and $592,000, respectively. This amount was primarily related to (i) issuance of Simple Agreements for future Equity of $340,000; (ii) $14,209,000 related to proceeds from convertible notes payable; (iii) proceeds from notes payable- PPP of $206,000;and (iv) proceed from the issuance of common stock for the exercise of warrants of $653,000;and offset by (v) payment of issuance costs from notes payable of $727,000.

On March 15, 2021, we closed private placement for gross proceeds of $14,209,000 in exchange for issuing Subordinated Convertible Notes and 3,552,250 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to our Common Stock at $2.00 per share on the one year anniversary starting on March 9, 2022.

The Convertible Notes had an original principal amount of $14,209,000 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of our Common Stock

Our contractual cash obligations as of March 31, 2021 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations (1)	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$67,817	$61,845	$5,972	$-	$-
Convertible notes payable (1)	21,388,566	21,388,566	-	-	-
Simple Agreements for Future Equity (SAFE) (1)	1,125,000	1,125,000	-	-	-
	$22,581,383	$22,575,411	$5,972	$-	$-

(1)
Convertible notes payable includes $21,388,566 that converts into common stock at the maturity date during 2021 and 2022. Through March 31, 2021, $1,125,000 has been raised through the sale of SAFE instruments. We expect to issue 1,406,250 shares of the Particle stock that was initially valued at $0.80 per share. We expect to incur capital expenditures related to the development of the “Bio-RFID™” and “ChromaID™” technologies. None of the expenditures are contractual obligations as of March 31, 2021.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED SEPTEMBER 30, 2020

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We had cash of approximately $4,298,000 and net working capital of approximately $1,801,000 (net of convertible notes payable and right of use asset and liabilities) as of September 30, 2020.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. We have experienced net losses since inception. As of September 30, 2020, we had an accumulated deficit of $54,966,000 and net losses in the amount of $13,563,000 and $7,612,000 for the years ended September 30, 2020 and 2019, respectively. During the years ended September 30, 2020 and 2019, we incurred non-cash expenses of $9,366,000 and $4,319,000, respectively. We believe that our cash on hand will be sufficient to fund our operations through September 30, 2021.

During the year ended September 30, 2020, we closed additional rounds of a debt offering and received gross proceeds of $5,639,500 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes are initially convertible into 5,639,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,819,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments. In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $411,950 and warrants to purchase 615,675 shares of the Company’s common stock, all based on 6.3-8%% of gross proceeds to the Company.

During July 2020, Particle closed funding of $785,000 for Simple Agreements for Future Equity (SAFE) and received gross proceeds of $733,585 in a private placement to accredited investors. In connection with the private placement, the placement agent for the private placement received a cash fee of $47,100. Particle is currently trying to raise equity capital which upon meeting certain thresholds would automatically convert the SAFE instruments to comment stock.

We may need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale of common stock and the exercise of warrants.

The proceeds of warrants which are not expected to be cashless could generate potential proceeds of up to $8,519,000.

Operating Activities

Net cash used in operating activities for the years ended September 30, 2020 was $3,914,000. This amount was primarily related to (i) a net loss of $13,563,000; offset by (ii) working capital changes of $283,000; and (iii) non-cash expenses of $9,366,000. The non-cash items include (iv) depreciation and amortization of $243,000; (v) issuance of capital stock for services and expenses of $1,045,000; (vi) stock based compensation of $1,702,000; (vi) amortization of debt discount as interest expense of $5,663,000; (vii) loss on debt settlement of $825,000; and (viii) other of $5,000, offset by (ix) gain on debt settlement of $117,000.

Investing Activities

Net cash used in investing activities for the years ended September 30, 2020 and 2019 was $70,000 and $80,000, respectively. This amount was primarily related to the investment in equipment for research and development.

Financing Activities

Net cash provided by financing activities for the years ended September 30, 2020 and 2019 was $6,381,000 and $4,150,000. These amounts was primarily related to (i) issuance of convertible notes payable of $5,640,000; (ii) issuance of common stock for warrant exercises of $8,000; (iii) proceeds from notes payable of $226,000; (iv) proceeds for Simple Agreements for Future Equity of $785,000; and proceeds from issuance of shares related to debt settlement of $125,000; offset by (v) payments of issuance costs from convertible notes payable of $480,000.

Our contractual cash obligations as of September 30, 2020 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations (1)	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$137,521	$113,553	$23,968	$-	$-
Convertible notes payable	7,894,566	7,894,566	-	-	-
	$8,032,087	$8,008,119	$23,968	$-	$-

(1) Convertible notes payable includes $5,639,500 that converts into common stock at the maturity date during 2020 and 2021 and $2,255,066 under various convertible promissory notes as of September 30, 2020 including $1,184,066 owed to entities controlled by our chairman. We expect to incur capital expenditures related to the development of the “Bio-RFID™” and “ChromaID™” technologies. None of the expenditures are contractual obligations as of September 30, 2020.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, we evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. We then determines if embedded derivative must be bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, we use a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by us at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

BUSINESS

We are focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. We call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With our proprietary processes we can authenticate and identify based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

On April 30, 2020, we incorporated Particle, Inc., a Nevada corporation (“Particle”). We are the sole shareholder. As a result, Particle is a direct, wholly owned subsidiary of the Company. Particle shall utilize our corporate offices and is expected focus on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena, which remains the parent company’s singular focus with its initial product, the UBAND™ non-invasive continuous glucose monitor. On June 1, 2020, we approved and ratified entry into an intercompany Patent License Agreement (the “Agreement”) dated May 21, 2020 with Particle whereby Particle shall receive an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange we shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle, Inc. or $5,000.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues, it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We expect to shut down TransTech completely by June 30, 2020.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely identify or authenticate almost any material and substance. Our technology utilizes electromagnetic energy along the electromagnetic spectrum to perform analytics which allow the user to identify and authenticate substances and materials depending upon the user’s unique application and field of use. The Company’s proprietary platform technologies are called Bio-RFID and ChromaID.

Our latest technology platform is called Bio-RFID. Working in our lab over the last two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past year that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product marketed as a Glucose Monitor. It will provide the user with real time information on their blood glucose levels. This product will require US Food and Drug Administration approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our technology completely non-invasively monitors blood glucose levels.

We plan to begin the process of obtaining US Food and Drug Administration (FDA) approval of our non-invasive blood glucose monitoring device as soon as possible. To guide us in that undertaking we previously announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

Our ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and identification applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Data Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Data Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

Bio-RFID and ChromaID: Foundational Platform Technologies

Our Bio-RFID and ChromaID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. Bio-RFID and ChromaID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes significant businesses can be built.

As with other foundational technologies, a single application may reach across multiple industries. The Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

Similarly, the ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology could identify pure water from water with contaminants present. It could provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It could detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 14 patents. We currently have a number of patents pending and continue, on a regular basis the filing of new patents. We possess all right, title and interest to the issued patents.

Our Patents and Intellectual Property

We believe that our 14 patents, patent applications, registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our issued patents will expire at various times between 2027 and 2039. Pending patents, if and when issued, may have expiration dates that extend further in time. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID and Bio-RFID technology and a number of unique applications. We have filed patents on the fundamental aspects of our Bio-RFID technology and growing number of unique applications. We will continue to expand the Company’s patent portfolio. Know Labs has applied for four patents related specifically to its technology.

Additionally, significant aspects of our technology are maintained as trade secrets which may not be disclosed through the patent filing process. We intend to be diligent in maintaining and securing our trade secrets.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On May 30, 2017, we were issued US Patent No. 9,664.610 B2 entitled “Systems for Fluid Analysis Using Electromagnetic Energy that is reflected a Number of Times through a Fluid Contained within a Reflective Chamber.” This patent expires approximately in approximately March 2034. This patent pertains to a method for the use of the Company’s technology analyzing fluids.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires in approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

On February 4, 2020, we were issued US Patent No. 10,548,503 B2, entitled “Health Related Diagnostics Employing Spectroscopy in Radio/Microwave Frequency Band. The patent expires in approximately May 2039. This patent pertains to the use of Bio-RFID technology for medical diagnostics.

Product Strategy

We are currently undertaking internal development work on potential products for the commercial marketplace. We have announced the development of our non-invasive glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development, testing, manufacturing and regulatory approval work progresses.

Currently we are focusing our efforts on productizing our Bio-RFID technology as we move it out of our research laboratory and into the marketplace.

Research and Development

Our current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, we conduct on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new applications. Our current internal team along with outside consultants have considerable experience working with the application of our technologies and their application. We engage third party experts as required to supplement our internal team. We believe that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $2,225,000 and $938,000 for the six months ended March 31, 2021 and 2020, respectively, on development activities.

On April 30, 2020, the Company approved and ratified the incorporation of Particle. Particle is focused on the development and commercialization of the Company’s extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena which remains the parent company’s singular focus. Since incorporation, Particle has engaged in research and development activities on threaded light bulbs that have a warm white light and can inactivate germs, including bacteria and viruses.

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Know Labs Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Employees

As of March 31, 2021, we had 10 full-time employees. Our senior management and five other personnel are located in our Seattle, Washington offices. We also utilize consulting firms and people to supplement our workforce.

MANAGEMENT

Identification of Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	77	Chairman and Interim Chief Financial Officer (1)
Phillip A. Bosua	47	Chief Executive Officer and Director
Jon Pepper	69	Director (2)
Ichiro Takesako	62	Director
William A. Owens	81	Director (3)

(1) Chairman of the Nominating and Corporate Governance Committee.
(2) Chairman of the Audit Committee
(3) Chairman of the Compensation Committee

All directors hold office until their successors are duly appointed or until their earlier resignation or removal.

Background and Business Experience

Ronald P. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004 and was Chairman of the Board from August 2004 until May 2011. Mr. Erickson stepped down as Chief Executive Officer on April 10, 2018.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Know Labs. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson is Chairman of the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Phillip A. Bosua was appointed a director and Chief Executive Officer of the Company on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017 and we entered into a Consulting Agreement on July 7, 2017. From September 2012 to February 2015, he was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology).  From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

Mr. Bosua was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past few years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:	appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:	appointed as General Manager of Overseas Business Department of Micro Technology Division in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:	appointed as Executive Director of SPP Process Technology Systems, 100% owned subsidiary of Sumitomo Precision Products then, stationed in Newport, Wales
August 2011:	appointed as General Manager, Corporate Strategic Planning Group
January 2013:	appointed as Chief Executive Officer of M2M Technologies, Inc., a company invested by Sumitomo Precision products
April 2013:	appointed as General Manager of Business Development Department, in parallel of CEO of M2M Technologies, Inc.
April 2014:	relieved from General Manager of Business Development Department and is responsible for M2M Technologies Inc. as its CEO

Mr. Takesako was appointed as a Director based on his previous position with Sumitomo and Sumitomo's previous significant partnership with the Company.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, a company that become the industry leader at producing press-only technology showcase events around the country and internationally. He sold his stake in the corporation and retired as a partner at the end of 2018. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen. He continues to be active in non-profit work and boards, and last year founded Mulberry Tree Films, a non-profit that supports independent high-quality documentary films.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

William A. Owens has served as an independent director since May 24, 2018. Mr. Owens is currently the co-founder and executive chairman of Red Bison Advisory Group, a company which identifies opportunities with proven enterprises in China, the Middle East, and the United States and creates dynamic partnerships focusing on natural resources (oil, gas and fertilizer plants), real estate, and information and communication technology. Most recently, he was the chairman of the board of CenturyLink Telecom, the third largest telecommunications company in the United States and was on the advisory board of SAP USA. Mr. Owens serves on the board of directors at Wipro Technologies and is a director of the following private companies: Humm Kombucha, a beverage company and Versium. Mr. Owens is on the advisory board of the following private companies: Healthmine, Platform Science, Sarcos, Sierra Nevada Corporation, and Vodi. Mr. Owens is on the board of trustees at EastWest Institute, Seattle University, and an advisor to the Fiscal Responsibility Amendment (CFFRA) Association which aims to establish a balanced budget amendment to the US Constitution. He is also a member of the Council of Foreign Relations.

From 2007 to 2015, Mr. Owens was the Chairman and Senior Partner of AEA Investors Asia, a private equity firm located in Hong Kong, and Vice Chairman of the NYSE for Asia. Mr. Owens also served as the Chairman of Eastern Airlines. He has served on over 20 public boards including Daimler, British American Tobacco, Telstra, Nortel Networks, and Polycom. Mr. Owens was the CEO/Chairman of Teledesic LLC, a Bill Gates/Craig McCaw company bringing worldwide broadband through an extensive satellite network and prior, was the President, COO/Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens has also served on the boards of the non-for-profit organizations; Fred Hutchinson Cancer Research Center, Carnegie Corporation of New York, Brookings Institution, and RAND Corporation.

Mr. Owens is a four-star US Navy veteran. He was Vice Chairman of the Joint Chiefs of Staff, the second-ranking United States military officer with responsibility for reorganizing and restructuring the armed forces in the post-Cold War era. He is widely recognized for bringing commercial high-grade technology into the Department of Defense for military applications

Mr. Owens is a 1962 honor graduate of the United States Naval Academy with a bachelor’s degree in mathematics, bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington University.

Mr. Owen was appointed as a director because of his business skills with technology companies.

Board of Directors Composition

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominating and Corporate Governance Committee has two management directors, Ronald P. Erickson as Chairman and Phillip A. Bosua as a member. Charters for each committee are available on our website at www.knowlabs.co. The discussion below describes current membership for each of the standing Board committees.

Nominations and
Audit	Compensation	Corporate Governance
Jon Pepper (Chairman)	William A. Owens (Chairman)	Ron Erickson (Chairman)
William A. Owens	Jon Pepper	Phillip A. Bosua
Ichiro Takesako	Ichiro Takesako	William A. Owens
Jon Pepper

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 810, Seattle, Washington 98101.

Director Independence

The Board has affirmatively determined that Mr. Pepper, Mr. Takesako and William A. Owens are each an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.knowlabs.co. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit servicesprovided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.knowlabs.co.

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.knowlabs.co.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.knowlabs.co.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

◦	Engaging in any type of business practice; or

◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Compliance with Section 16(a) of the Exchange Act

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.

Based solely on a review of copies of reports furnished to us, as of September 30, 2020 our executive officers, directors and 10% holders complied with all filing requirements except as follows:
Jon Pepper filed a Form 4 on January 23, 2020 that was required to be filed on January 3, 2020.
Ichiro Takesako filed a Form 4 on January 23, 2020 that was required to be filed on January 3, 2020.
William A. Owens filed a Form 4 on January 23, 2020 that was required to be filed on January 3, 2020.
Phillip A. Bosua filed a Form 4 on January 23, 2020 that was required to be filed on January 3, 2020.
Ronald P. Erickson filed a Form 4 on January 23, 2020 that was required to be filed on January 3, 2020.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September 30, 2020 and 2019:

Summary Compensation Table

The following table provides information concerning remuneration of the chief executive officer and the chief financial officer for the fiscal years ended September 30, 2020 and 2019:

All
					Stock	Option	Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name	Principal Position		($)	($)	($) (3)	($)	($)	($)
Salary-
Ronald P. Erickson (1)	Chairman of the Board and Interim Chief Financial Officer	9/30/20	$ 243,333	$ -	$ 190,000	$ 394,000	$ -	$ 827,333
		9/30/19	$ 188,750	$ -	$ 102,000	$ -	$ -	$ 290,750

Phillip A. Bosua (2)	Chief Executive Officer	9/30/20	$ 288,333	$ -	$ 285,000	$ 394,000	$ -	$ 967,333
		9/30/19	$ 233,750	$ -	$ -	$ -	$ -	$ 233,750

(1) Mr. Erickson’s annual compensation from October 1, 2018 to March 4, 2019 was $180,000, from March 5, 2019 to May 1, 2020, the annual compensation was $195,000, and from May 5, 2020 to September 30, 2020, the annual compensation was $215,000. The Compensation Committee and the Board of Particle, Inc. compensated Ronald P. Erickson with an annual salary of $120,000 from June 1, 2020. The 100,000 shares of restricted common stock issued on January 2, 2019 to Mr. Erickson were valued at the grant date market value of $1.02 per share. The 100,000 shares of restricted common stock issued on January 1, 2020 to Mr. Erickson were valued at the grant date market value of $1.90 per share. The stock grant was authorized at $0.17 per share. Mr. Erickson received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000.

(2)  Mr. Bosua’s annual compensation from October 1, 2018 to March 4, 2019 was $225,000, the annual compensation was $225,000, from March 5, 2019 to May 1, 2020, the annual compensation was $240,000, and from May 5, 2020 to September 30, 2020, the annual compensation was $260,000. The Compensation Committee and the Board of Particle, Inc. compensated Phillip A. Bosua with an annual salary of $120,000 from June 1, 2020. The 150,000 shares of restricted common stock issued on January 1, 2020 to Mr. Bosua were valued at the grant date market value of $1.90 per share. Mr. Bosua received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000.

(3) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Grants of Stock Based Awards in Fiscal Year Then Ended September 30, 2020

The Compensation Committee approved the following performance-based incentive compensation to the Named Executive Officers during the year ended September 30, 2020.

									All Other
								All Other	Option Awards;
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of	Exercise or
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Exercise or	Grant Date
		Awards			Awards			Shares of	Underlying	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	Option Awards

Ronald P. Erickson (1)	11/4/19	$-	$-	$-	-	-	-	-	1,200,000	$1.100	$-
	7/2/20	$-	$-	$-	-	-	-	-	1,500,000	$0.100	0.788
Phillip A. Bosua (2)	11/4/19	$-	$-	$-	-	-	-	-	1,200,000	$1.100	$-
	7/2/20	$-	$-	$-	-	-	-	-	1,500,000	$0.100	0.788

(1)
On November 4, 2019, the Company granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges. On July 2, 2020, Particle approved stock option grants for 1,500,000 shares at $0.10 per share to Ronald P. Erickson. The stock option grants vest (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved. Mr. Erickson received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000. The remaining 1,000,000 Particle options are milestone based and expense will be recognized when the milestone is met or likely to be met.

(2)
On November 4, 2019, the Company granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor. On July 2, 2020, Particle approved stock option grants for 1,500,000 shares at $0.10 per share to Phillip A. Bosua. The stock option grants vest (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved. Mr. Bosua received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000. The remaining 1,000,000 Particle options are milestone based and expense will be recognized when the milestone is met or likely to be met.

(3)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2020

Our Named Executive Officers have the following outstanding equity awards as of September 30, 2020.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexerciseable	Price	Expiration
Name	(#)	(#)	($) (3)	Date

Ronald P. Erickson (1)	-	1,200,000	$1.10	11/4/24
	500,000	1,000,000	$0.10	7/2/25
Phillip A. Bosua (2)	-	1,200,000	$1.10	11/4/24
	500,000	1,000,000	$0.10	7/2/25

(1)
On November 4, 2019, the Company granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges. On July 2, 2020, Particle approved stock option grants for 1,500,000 shares at $0.10 per share to Ronald P. Erickson. The stock option grants vest (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved. Mr. Erickson received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000. The remaining 1,000,000 Particle options are milestone based and expense will be recognized when the milestone is met or likely to be met.

(2)
On November 4, 2019, the Company granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor. On July 2, 2020, Particle approved stock option grants for 1,500,000 shares at $0.10 per share to Phillip A. Bosua. The stock option grants vest (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved. Mr. Bosua received a vested stock option grant from Particle for 500,000 Particle shares valued at $0.788 per share or $394,000. The remaining 1,000,000 Particle options are milestone based and expense will be recognized when the milestone is met or likely to be met.

(3)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested

Our Named Executive Officers did not have any option exercises during the year ended September 30, 2020.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We have an employment agreement with each of Ronald P. Erickson and Phillip A. Bosua, which are summarized in tabular format below.

Potential Payments upon Termination or Change in Control

We have the following potential payments upon termination or change in control with Ronald P. Erickson:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 9/30/2020	on 9/30/2020	on 9/30/2020	on 9/30/2020	on 9/30/2020
Compensation:
Base salary (1)	$-	$-	$215,000	$215,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options (2)	$-	$-	$2,202,000	$2,202,000	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$26,388	$26,388	$-
Accrued vacation pay	$-	$-	$72,769	$72,769	$-

Total	$-	$-	$2,516,157	$2,516,157	$-

(1)
Reflects a salary for twelve months.

(2)
Reflects the vesting of stock option grants.

(3)
Reflects the cost of medical benefits for eighteen months.

We have the following potential payments upon termination or change in control with Phillip A. Bosua:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 9/30/2020	on 9/30/2020	on 9/30/2020	on 9/30/2020	on 9/30/2020
Compensation:
Base salary (1)	$-	$-	$260,000	$260,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options (2)	$-	$-	$2,202,000	$2,202,000	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$22,572	$22,572	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$2,484,572	$2,484,572	$-

(1)
Reflects a salary for twelve months.

(2)
Reflects the vesting of stock option grants.

(3)
Reflects the cost of medical benefits for eighteen months.

We do not have any potential payments upon termination or change in control with our other Named Executive Officers.

DIRECTOR COMPENSATION

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During the year ended September 30, 2020, Ronald P. Erickson and Phillip A. Bosua did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page __ represents the total compensation for Mr. Erickson and Mr. Bosua.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.   The only compensation generally has been in the form of stock awards. There is no formal stock compensation plan for independent non-employee directors. Our non-employee directors received the following compensation during the year ended September 30, 2020.

	Stock	Option	Other
Name	Awards	Awards (4)	Compensation	Total
Jon Pepper (1)	$76,000	$52,815	$-	$128,815
Ichiro Takesako (2)	76,000	52,815	-	128,815
William A. Owens (3)	76,000	-	-	76,000

Total	$228,000	$105,630	$-	$333,630

(1)
The stock award for 40,000 shares was issued on January 1, 2020 to Jon Pepper and was valued at $1.90 per share. The stock option grant for 52,500 shares of common stock was issued on November 4, 2019 to Mr. Pepper and was valued at the black scholes value of $1.006 per share.

(2)
The stock award for 40,000 shares was issued on January 1, 2020 to Ichiro Takesako and was valued at $1.90 per share. The stock option grant for 52,500 shares of common stock was issued on November 4, 2019 to Mr. Takesako and was valued at the black scholes value of $1.006 per share.

(3)
The stock award for 40,000 shares was issued to William A. Owens on January 1, 2020 and was valued at $1.90 per share.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since October 1, 2018, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Other than the following transactions, none of the directors or executive officers of the Company, nor any person who owned of record or was known to own beneficially more than 5% of the Company’s outstanding shares of its Common Stock, nor any associate or affiliate of such persons or companies, has any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect the Company.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manner:

●	Disclosing such transactions in reports where required;

●	Disclosing in any and all filings with the SEC, where required;

●	Obtaining disinterested director’s consent; and

●	Obtaining shareholder consent where required.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

Transactions with Clayton Struve

Convertible Promissory Notes with Clayton A. Struve

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $75,301 and $71,562 as of March 31, 2021 and September 30, 2020, respectively. On December 23, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2021. On April 29, 2021, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

Mr. Struve also invested $1,000,000 in the May 2019 Debt Offering.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On March 31, 2021 and September 30, 2020 there are 1,785,715 Series C Preferred shares outstanding. On January 5, 2021, the Company extended the due date to August 4, 2023.

As of March 31, 2021 and September 30, 2020, the Company has $750,000 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Debt Offering

Mr. Struve invested $1,000,000 in the Debt Offering which closed in May 2019. On March 18, 2020, Mr. Struve received 1,080,000 shares of common stock related to the automatic conversion of the $1,000,000 invested in the Debt Offering.

Amendments to Warrants

On January 5, 2021, the Company extended the due date of the following warrants with Clayton A. Struve, a major investor in the Company:

Warrant No./Class	Issue Date	No. Warrant Shares	Exercise Price	Original Expiration Date	Amended Expiration Date
Clayton Struve Warrant Series C Warrant W98	08-04-2016	1,785,715	$0.25	08-04-2021	08-04-2023
Clayton Struve Warrant Series F Warrant F-1	11-14-2016	187,500	$0.25	11-13-2021	11-13-2023
Clayton Struve Warrant Series F Warrant F-2	12-19-2016	187,500	$0.25	12-18-2021	12-18-2023

On January 28, 2021, Clayton A. Struve exercised warrants on a cashless basis for 889,880 shares of common stock at $0.25 per share, including 187,500 and 187,500 that were just extended as discussed above.

Related Party Transactions with Ronald P. Erickson

On March 16, 2018, we entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. we recorded accrued interest of $180,627 and $145,202 as of March 31, 2021 and September 30, 2020, respectively. On December 8, 2020, the Company signed Amendment 4 to the convertible promissory or OID notes, extending the due dates to March 31, 2021. On April 29, 2021, we signed Amendment 5 to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

On January 2, 2019, Mr. Erickson was issued 100,000 shares of restricted common stock at the grant date market value of $1.02 per share.

On October 4, 2019, Ronald P. Erickson voluntarily cancelled a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grant was related to performance and was not vested.

On November 4, 2019, we granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges.

On January 1, 2020, we issued 100,000 shares of restricted common stock to Ronald P. Erickson. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of our common stock, or $190,000.

On June 1, 2020, Mr. Erickson received a salary of $10,000 per month for work on Particle, Inc.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $597,177 and $487,932 as of September 30, 2020 and 2019, respectively.

On July 2, 2020, Particle issued a stock option grant for 1,500,000 shares at $0.10 per share to Ronald P. Erickson. The stock option grant vests (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved.

On December 15, 2020, we issued two stock option grants to Ronald P. Erickson, one for 1,865,675 shares and one for 1,865,675 shares at an exercise price of $1.53 per share. The stock option grants expire in five years. The stock option grants vest when earned based on certain performance criteria.

On February 9, 2021, Particle approved a stock option grant to Mr. Erickson totaling 500,000 shares at an average of $0.80 per share. The stock option grant vests (i) 33.3% with the first shipment; (ii) 33.3% with $50 million in sales are achieved; and (iii) 33.4% after $200 million in sales are achieved.

Related Party Transaction with Phillip A. Bosua

On October 4, 2019, Philip A. Bosua voluntarily cancelled a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grants was related to performance and was not vested.

On November 4, 2019, we granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor.

On January 1, 2020, we issued 150,000 shares of restricted common stock to Phillip A. Bosua. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of our common stock, or $285,000.

On June 1, 2020, Mr. Bosua received a salary of $10,000 per month for work on Particle, Inc.

On July 2, 2020, Particle issued a stock option grant for 1,500,000 shares at $0.10 per share to Philip A. Bosua. The stock option grant vests (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved.

On December 15, 2020, we issued two stock option grant to Phillip A. Bosua, one for 2,132,195 shares and one for 2,132,200 shares at an exercise price of $1.53 per share. The stock option grants expire in five years. The stock option grants vest when earned based on certain performance criteria.

On February 9, 2021, Particle approved a stock option grant to Mr. Bosua totaling 500,000 shares at an average of $0.80 per share. The stock option grant vests (i) 33.3% with the first shipment; (ii) 33.3% with $50 million in sales are achieved; and (iii) 33.4% after $200 million in sales are achieved.

On March 18, 2021, the Company approved a $250,000 bonus for Mr. Bosua. The bonus was recorded in accrued liabilities – related party as of March 31, 2021 and was paid during April 2021.

Related Party Transactions with Directors

On January 15, 2021, the Company issued 30,000 shares each to three directors shares at an exercise price of $2.00 per share.

On January 15, 2021, the Company issued 20,000 warrants to purchase common stock each to three directors shares at $2.00 per share. The warrants expire on January 15, 2026.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2021 by:

●	each director and nominee for director;

●	each person known by us to own beneficially 5% or more of our common stock;

●	each executive officer named in the summary compensation table elsewhere in this report; and

●	all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Know Labs, Inc. 500 Union Street, Suite 810, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned
	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	10,089,015	27.4%
Phillip A. Bosua (2)	3,692,500	12.8%
Jon Pepper (3)	455,500	1.6%
Ichiro Takesako (4)	242,500	0.9%
William A. Owens (5)	833,750	2.9%
Total Directors and Officers (5 in total)	15,313,265	54.2%

* Less than 1%.

(1) Reflects 1,458,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 3,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days. The address of Mr. Erickson is 500 Union Street, Suite 810, Seattle, WA 98101.

(2) Reflects 3,005,000 shares of shares of common stock beneficially owned by Phillip A. Bosua and vested stock option grants to purchase 687,500 shares of our common stock that are exercisable within 60 days.

(3) Reflects 358,000 shares of shares of common stock beneficially owned by Jon Pepper, vested stock option grants to purchase 52,500 shares of our common stock that are exercisable within 60 day and warrants to purchase 45,000 shares of our common stock that are exercisable within 60 days.

(4) Reflects 170,000 shares of shares of common stock beneficially owned Ichiro Takesako, vested stock option grants to purchase 52,500 shares of our common stock that are exercisable within 60 days and warrants to purchase 20,000 shares of our common stock that are exercisable within 60 days.

(5) Reflects 582,500 shares of shares of common stock beneficially owned by William A. Owens and warrants to purchase 251,250 shares of our common stock that are exercisable within 60 days.

	Shares Beneficially Owned
	Actual	Percent

Clayton Struve(1)	19,511,071	41.6%
Dale Broderick(2)	2,988,536	10.1%
	22,499,607

(1) Reflects 849,000 shares beneficially owned by Clayton A. Struve. This total also includes 6,269,715 warrants to purchase shares of our common stock, 8,108,356 shares related to the conversion of preferred stock into our common stock and 4,284,000 shares related to the conversion of debt into our common stock. The 6,785,719 of warrants and all of the preferred stock and convertible debt are currently priced at $0.25 per share, subject to adjustment. Mr. Struve is subject to a 4.99% blocker. The address of Mr. Struve is 175 West Jackson Blvd., Suite 440, Chicago, IL 60604.

(2) Reflects the shares beneficially owned by Dale Broadrick. This total includes 1,613,018 shares and a total of 1,225,518 warrants to purchase shares of our common stock that are exercisable within 60 days, and 150,000 shares related to the conversion of debt into our common stock. The address of Dale Broadrick is 3003 Brick Church Pike, Nashville, Tennessee.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

As of March 31, 2021, the Company had 28,257,467 shares of common stock issued and outstanding, held by 137 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2021, there were options outstanding for the purchase of 14,786,995 common shares (including unearned stock option grants totaling 11,775,745 shares related to performance targets), warrants for the purchase of 23,440,456 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500. All of which could potentially dilute future earnings per share but are excluded from the March 31, 2021 calculation of net loss per share because their impact is antidilutive.

Capital Stock Issued and Outstanding

The number of shares of our common stock outstanding before this offering is based on 28,257,467 shares of our common stock outstanding as of March 31, 2021, and excludes, as of that date:

● 14,776,985 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.509 per share;

● 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500;

● 1,785,715 shares of Series C Preferred Stock outstanding, which could potentially be converted into 5,000,000 shares of common stock, at an exercise price of $0.25, subject to certain adjustments.

● 3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering; and

● 23,440,456 warrants to purchase shares of our common stock at an exercise price of $0.974 subject to certain adjustments.

Voting Common Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

As of March 31, 2021, the Company had 28,257,467 shares of common stock issued and outstanding, held by 137 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2021, there were options outstanding for the purchase of 14,786,995 common shares (including unearned stock option grants totaling 11,775,745 shares related to performance targets), warrants for the purchase of 23,440,456 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500. All of which could potentially dilute future earnings per share but are excluded from the March 31, 2021 calculation of net loss per share because their impact is antidilutive.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On March 31, 2021 and September 30, 2020 there are 1,785,715 Series C Preferred shares outstanding. On January 5, 2021, the Company extended the due date to August 4, 2023.

As of March 31, 2021 and September 30, 2020, the Company has $750,000 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days. As of March 31, 2021 and September 30, 2020, there are no Series F shares outstanding.

Securities Subject to Price Adjustments

In the future, if the company sells its common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of Convertible Notes Payable of $19,133,500 or 21,049,264 common shares (9,020,264 common shares at $0.25 per share, 4,924,500 common shares at $1.00 per share and 7,104,500 at $2.00) and the exercise price of additional outstanding warrants to purchase 10,584,381 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 4,599,707 would adjust below $1.20 per share pursuant to the documents governing such instruments. Warrants totaling 4,044,340 would adjust below $2.40 per share pursuant to the documents governing such instruments.

DESCRIPTION OF SECURITIES BEING REGISTERED

This prospectus covers the resale by the Selling Stockholders named herein of up to 11,717,200 shares of our common stock. The common stock covered by this prospectus will be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the resale of the common stock by the Selling Stockholders.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Options to Purchase Common Stock

Stock Incentive Plan

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares.  On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares. On November 23, 2020, the Board of Directors increased the size of the stock available under the Stock Option Plan by 9,750,000 shares. This increase is based on an industry peer group study.

There are currently 14,786,995 (including unearned stock option grants totaling 11,775,745 shares related to performance targets) options to purchase common stock at an average exercise price of $1.509 per share outstanding as of March 31, 2021 under the 2011 Stock Incentive Plan.

On May 21, 2020, Particle, Inc., our wholly owned subsidiary adopted its 2020 Stock Option Plan pursuant to which Particle has reserved up to 8,000,000 shares of common stock of the Company that may be purchased through the exercise of options under the plan at $0.10 per share. The options are subject to a vesting schedule which commences six months after issuance and all options must be exercised within two years of vesting. As of March 31, 2021, the company had outstanding stock option grants for 7,200,000 shares.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of December 31, 2019, we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a ++corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

● permit our Board of Directors to alter our bylaws without stockholder approval;

● provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

● authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

● establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

● authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

● adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

● amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

● declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Lockett + Horwitz, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Lockett + Horwitz, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

BPM LLP, independent registered public accounting firm, audited our financial statements as of September 30, 2020, and for the year then ended set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our September 30, 2020 financial statements in this prospectus and elsewhere in this Registration Statement in reliance on BPM LLP’s report, given the authority of said firm as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.knowlabs.co. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

PROSPECTUS

KNOW LABS, INC.
500 Union Street, Suite 810
Seattle, WA 98101

 7,104,500 shares of common stock issuable upon conversion of the Principal of the Notes;
 568,360 shares of common stock issuable upon conversion of Interest on the Notes;
3,552,250 shares of common stock issuable upon exercise of Investor Warrants;
492,090 shares of common stock issuable upon exercise of Placement Agent Warrants;

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2021

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2021	September 30, 2020
ASSETS		(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$15,696,579	$4,298,179
Total current assets	15,696,579	4,298,179

PROPERTY AND EQUIPMENT, NET	121,047	128,671

OTHER ASSETS
Intangible assets	14,448	101,114
Other assets	13,767	25,180
Operating lease right of use asset	61,998	129,003

TOTAL ASSETS	$15,907,839	$4,682,147

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$429,233	$487,810
Accounts payable - related parties	5,347	5,687
Accrued expenses	640,212	401,178
Accrued expenses - related parties	734,326	591,600
Convertible notes payable	5,057,510	3,967,578
Simple Agreements for Future Equity	1,125,000	785,000
Current portion of operating lease right of use liability	65,408	108,779
Deferred revenue	4,988	-
Total current liabilities	8,062,024	6,347,632

NON-CURRENT LIABILITIES:
Notes payable- PPP	431,803	226,170
Operating lease right of use liability, net of current portion	256	23,256
Total non-current liabilities	432,059	249,426

COMMITMENTS AND CONTINGENCIES (Note 12)	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 3/31/2021 and 9/30/2020 respectively	-	-
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 3/31/2021 and 9/30/2020, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 3/31/2021 and 9/30/2020, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 28,257,467 and 24,804,874
shares issued and outstanding at 3/31/2021 and 9/30/2020, respectively	28,258	24,807
Additional paid in capital	74,021,923	54,023,758
Accumulated deficit	(66,639,230)	(55,966,281)
Total stockholders' deficit	7,413,756	(1,914,911)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$15,907,839	$4,682,147

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,		Six Months Ended,
	March 31, 2021	March 31, 2020	March 31, 2021	March 31, 2020

REVENUE	$-	$4,546	-	$121,939
COST OF SALES	-	3,791	-	69,726
GROSS PROFIT	-	755	-	52,213
RESEARCH AND DEVELOPMENT EXPENSES	1,258,678	447,165	2,225,539	938,303
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,342,644	1,622,941	3,939,864	2,543,492
OPERATING LOSS	(2,601,322)	(2,069,351)	(6,165,403)	(3,429,582)

OTHER INCOME (EXPENSE):
Interest expense	(2,772,296)	(1,301,674)	(4,507,546)	(2,981,164)
Other income	-	40,512	-	65,220
Total other (expense), net	(2,772,296)	(1,261,162)	(4,507,546)	(2,915,944)

LOSS BEFORE INCOME TAXES	(5,373,618)	(3,330,513)	(10,672,949)	(6,345,526)

Income tax expense	-	-	-	-

NET LOSS	$(5,373,618)	$(3,330,513)	(10,672,949)	$(6,345,526)

Basic and diluted loss per share	$(0.20)	$(0.16)	(0.41)	$(0.33)

Weighted average shares of common stock outstanding- basic and diluted	26,710,585	20,424,329	25,951,403	19,412,240

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

	Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	$	Shares	$	Shares	$	Capital	Deficit	Equity (Deficit)
Balance as of October 1, 2019	1,785,715	$1,790	1,016,004	$1,015	18,366,178	$18,366	$39,085,179	$(42,403,640)	$(3,297,290)
Stock compensation expense - employee options	-	-	-	-	-	-	399,897	-	399,897
Stock option exercise	-	-	-	-	73,191	73	(73)	-	-
Beneficial conversion feature	-	-	-	-	-	-	330,082	-	330,082
Issuance of warrants to debt holders	-	-	-	-	-	-	168,270	-	168,270
Issuance of warrants for services related to debt offering	-	-	-	-	-	-	160,427	-	160,427
Issuance of common stock for exercise of warrants	-	-	-	-	28,688	29	(29)	-	-
Net loss	-	-	-	-	-	-	-	(3,015,013)	(3,015,013)
Balance as of December 31, 2019	1,785,715	1,790	1,016,004	1,015	18,468,057	18,468	40,143,753	(45,418,653)	(5,253,627)
Stock compensation expense - employee options	-	-	-	-	-	-	165,829	-	165,829
Conversion of debt offering and accrued interest (Note 7)	-	-	-	-	4,114,800	4,115	4,110,685	-	4,114,800
Beneficial conversion feature (Note 7)	-	-	-	-	-	-	105,535	-	105,535
Issuance of warrants to debt holders (Note 7)	-	-	-	-	-	-	21,214	-	21,214
Issuance of warrants for services related to debt offering (Note 7)	-	-	-	-	-	-	9,542	-	9,542
Issuance of common stock for services	-	-	-	-	540,000	540	1,025,460	-	1,026,000
Issuance of common stock for exercise of warrants	-	-	-	-	201,271	201	(201)	-	0
Net loss	-	-	-	-	-	-	-	(3,330,513)	(3,330,513)
Balance as of March 31, 2020	1,785,715	1,790	1,016,004	1,015	23,324,128	23,324	45,581,817	(48,749,166)	(3,141,220)

Balance as of October 1, 2020	1,785,715	1,790	1,016,004	1,015	24,804,874	24,807	54,023,758	(55,966,281)	(1,914,911)
Stock compensation expense - employee options	-	-	-	-	-	-	175,442	-	175,442
Conversion of debt offering and accrued interest (Note 7)	-	-	-	-	561,600	562	561,038	-	561,600
Issuance of warrant for services to related party	-	-	-	-	-	-	1,811,691	-	1,811,691
Issuance of common stock for exercise of warrants	-	-	-	-	3,750	4	4,684	-	4,688
Net loss	-	-	-	-	-	-	-	(5,299,331)	(5,299,331)
Balance as of December 31, 2020	1,785,715	1,790	1,016,004	1,015	25,370,224	25,372	56,576,613	(61,265,612)	(4,660,822)
Stock compensation expense - employee options	-	-	-	-	-	-	127,407	-	127,407
Conversion of debt offering and accrued interest (Note 7)	-	-	-	-	210,600	211	210,395	-	210,606
Beneficial conversion feature (Note 7)	-	-	-	-	-	-	9,769,683	-	9,769,683
Issuance of warrants to debt holders (Note 7)	-	-	-	-	-	-	4,439,317	-	4,439,317
Issuance of warrants for services related to debt offering (Note 7)	-	-	-	-	-	-	1,667,281	-	1,667,281
Issuance of common stock for services	-	-	-	-	97,000	97	202,723	-	202,820
Issuance of warrant for services	-	-	-	-	-	-	382,566	-	382,566
Issuance of common stock for exercise of warrants	-	-	-	-	2,579,643	2,578	645,938	-	648,516
Net loss	-	-	-	-	-	-	-	(5,373,618)	(5,373,618)
Balance as of March 31, 2021	1,785,715	$1,790	1,016,004	$1,015	28,257,467	$28,258	$74,021,923	$(66,639,230)	$7,413,756

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended,
	March 31, 2021	March 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,672,949)	$(6,345,526)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	129,257	120,745
Issuance of capital stock for services and expenses	202,820	1,026,000
Stock based compensation- warrants	2,194,257	-
Stock based compensation- stock option grants	302,849	565,726
Amortization of debt discount	4,198,105	2,792,398
Right of use, net	634	(1,236)
Provision on loss on accounts receivable	-	2,439
Loss on sale of assets	-	4,358
Changes in operating assets and liabilities:
Accounts receivable	-	60,610
Prepaid expenses	-	6,435
Inventory	-	7,103
Other long-term assets	11,413	-
Accounts payable - trade and accrued expenses	386,261	72,618
NET CASH (USED IN) OPERATING ACTIVITIES	(3,247,353)	(1,688,330)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of research and development equipment	(34,967)	(27,739)
NET CASH (USED IN) INVESTING ACTIVITIES:	(34,967)	(27,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes payable	14,209,000	715,000
Payments for issuance costs from notes payable	(727,117)	(123,015)
Proceeds from Simple Agreements for Future Equity	340,000	-
Proceeds from note payable - PPP	205,633
Proceeds from issuance of common stock for warrant exercise	653,204	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	14,680,720	591,985

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,398,400	(1,124,084)

CASH AND CASH EQUIVALENTS, beginning of period	4,298,179	1,900,836

CASH AND CASH EQUIVALENTS, end of period	$15,696,579	$776,752

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Taxes paid	$-	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$9,769,683	$435,617
Issuance of warrants to debt holders	$4,439,317	$189,484
Issuance of warrants for services related to debt offering	$1,667,281	$169,969
Cashless warrant exercise (fair value)	$493,601	$57,490
Cashless stock options exercise (fair value)	$-	$18,298
Conversion of debt offering	$713,775	$3,800,424
Conversion of accrued interest	$58,430	$314,376

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements have been prepared by Know Labs, Inc, formerly Visualant, Incorporated (“the Company”, “us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended September 30, 2020, filed with the Securities and Exchange Commission (“SEC”) on December 29, 2020. The results of operations for the six months ended March 31, 2021 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

1.	ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development and commercialization of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. The Company calls these our “Bio-RFID™” and “ChromaID™” technologies.

More recently, the Company has focused upon extensions and new patentable inventions that are derived from and extend beyond the Company’s ChromaID technology and intellectual property. The Company calls this new technology “Bio-RFID.” The rapid advances made with the Company’s Bio-RFID technology in its laboratory has caused the Company to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology, its commercialization and development of related patent assets.

On April 30, 2020 the Company incorporated a subsidiary corporation, Particle, Inc. for the purpose of research and development on non-core Company intellectual property. The first research activity, undertaken by a separate Particle team has been on standard threaded light bulbs that have a warm white light that can inactivate germs, including bacteria and viruses. On June 1, 2020, the Company approved and ratified entry into an intercompany Patent License Agreement dated May 21, 2020 with Particle. Pursuant to the Agreement, Particle received an exclusive non-transferrable license to use certain patents and trademarks of the Company, in exchange the Company shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle or $5,000. As of March 31, 2021 the operations of Particle have generated no sales and operations are just commencing. The first product, the Particle bulb can be used in households, businesses and other facilities to inactivate bacteria and viruses. Through internal preliminary testing, Particle personnel has confirmed the bulb’s efficacy in inactivating common germs such as E. coli and Staphylococcus. Preliminary study results from Texas Biomedical Research Institute indicate the Particle bulb’s ability to inactivate SARS-CoV-2, the virus that causes COVID-19. The Particle team is working on certification, labeling, product manufacturing and related go-to-market requirements; as well as business development activities related to interest from potential strategic and channel partners in both consumer and business applications.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to the Company’s business. TransTech was a distributor of products for employee and personnel identification and authentication. TransTech historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary had been diminishing as vendors of their products increasingly moved to the Internet and direct sales to their customers. While it did provide our current revenues, it was not central to our current focus as a Company. Moreover, the Company wrote down any goodwill associated with its historic acquisition. TransTech ceased operation on June 30, 2020.

2.	GOING CONCERN
The Company anticipates that it will record losses from operations for the foreseeable future. As of March 31, 2021, the Company’s accumulated deficit was $66,639,230.  The Company has had limited capital resources. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our consolidated financial statements for the year ended September 30, 2020 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

 On March 15, 2021, the Company closed private placement for gross proceeds of $14,209,000 in exchange for issuing Subordinated Convertible Notes and 3,552,250 Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $2.00 per share on the one year anniversary starting on March 15, 2022.

The Convertible Notes had an original principal amount of $14,209,000 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Company’s Common Stock

The Company believes that its cash on hand will be sufficient to fund our operations until March 15, 2023.

3. SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, TransTech Systems, Inc. and RAAI Lighting, Inc., and majority-owned subsidiary, Particle, Inc. Inter-Company items and transactions have been eliminated in consolidation. The ownership of Particle not owned by the Company at March 31, 2021 is not material and thus no non-controlling interest is recognized.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At March 31, 2021, the Company had uninsured deposits in the amount of $15,446,579.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-5 years, except for leasehold improvements which are depreciated over 5 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research and Development Expenses – Research and development expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, the Company conducts on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. The Company also is actively involved in identifying new applications. The Company’s current internal team along with outside consultants has considerable experience working with the application of the Company’s technologies and their applications. The Company engages third party experts as required to supplement our internal team. The Company believes that continued development of new and enhanced technologies is essential to our future success. The Company incurred expenses of $2,225,539, $2,033,726 and $1,257,872 for the six months ended March 31, 2021 and the years ended September 30, 2020 and 2019, respectively, on development activities.

Advertising – Advertising costs are charged to selling, general and administrative expenses as incurred. Advertising and marketing costs for the six months ended March 31, 2021 and 2020 were $169,000 and $0, respectively.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of March 31, 2021 and September 30, 2020 are based upon the short-term nature of the assets and liabilities.

The Company has a money market account which is considered a level 1 asset. The balance as of March 31, 2021 and September 30, 2020 was $15,160,697 and $4,252,959, respectively.

The following table represents a roll-forward of the fair value of the Simple Agreement for Future Equity (“SAFE”) for Particle, our wholly owned subsidiary, which fair value is determined by Level 3 inputs:

$
Balance as of October 1, 2019	$-
Proceeds from issuance of SAFE	785,000
Fair value adjustment	-
Balance as of September 30, 2020	$785,000
Proceeds from issuance of SAFE	340,000
Fair value adjustment	-
Balance as of March 31, 2021	$1,125,000

Fair value of the SAFE on issuance was determined to be equal to the proceeds received (see Note 8). There were no transfers among Level 1, Level 2, or Level 3 categories in the periods presented.

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, the Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company then determines if embedded derivative must bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The Company determined that the conversion features for purposes of bifurcation within its currently outstanding convertible notes payable were immaterial and there was no derivative liability to be recorded as of March 31, 2021 and September 30, 2020.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of March 31, 2021, the Company had 28,257,467 shares of common stock issued and outstanding. As of March 31, 2021, there were options outstanding for the purchase of 14,786,995 common shares (including unearned stock option grants totaling 11,775,745 shares related to performance targets), warrants for the purchase of 23,440,456 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share ) reserved and are issuable upon conversion of convertible debentures of $19,133,500. All of which could potentially dilute future earnings per share but are excluded from the March 31, 2021 calculation of net loss per share because their impact is antidilutive.

As of March 31, 2020, there were options outstanding for the purchase of 4,891,334 common shares (including unearned stock option grants totaling 2,680,000 shares related to performance targets), warrants for the purchase of 17,755,448 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently had 10,167,804 common shares (9,020,264 common shares at the current price of $0.25 per share and 1,147,540 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $3,402,606. All of which could potentially dilute future earnings per share.

Comprehensive loss – Comprehensive loss is defined as the change in equity of a business during a period from non-owner sources. There were no differences between net loss for the three months ended March 31, 2021 and 2020 and comprehensive loss for those periods.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Based on the Company’s review of accounting standard updates issued since the filing of the 2020 Form 10-K, there have been no other newly issued or newly applicable accounting pronouncements that have had, or are expected to have, a significant impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

4.  FIXED ASSETS

Property and equipment as of March 31, 2021 and September 30, 2020 was comprised of the following:

	Estimated Useful Lives	March 31, 2021	September 30, 2020
Machinery and equipment	2-3 years	$386,355	$355,272
Leasehold improvements	5 years	3,612	3,612
Furniture and fixtures	5 years	26,854	26,855
Software and websites		-	-
Less: accumulated depreciation		(299,011)	(257,068)
		$117,810	$128,671

Total depreciation expense was $42,591 and $34,079 for the three months ended March 31, 2021 and 2020, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

5.  INTANGIBLE ASSETS

Intangible assets as of March 31, 2021 and September 30, 2020 consisted of the following:

	Estimated	March 31,	September 30,
	Useful Lives	2021	2020

Technology	3 years	$520,000	$520,000
Less: accumulated amortization		(505,552)	(418,886)
Intangible assets, net		$14,448	$101,114

Total amortization expense was $86,666 for the six months ended March 31, 2021 and 2020, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, the Company acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

6.  LEASES

The Company has entered into operating leases for office and development facilities. These leases have terms which range from two to three years and include options to renew. These operating leases are listed as separate line items on the Company's March 31, 2021 and September 30, 2020 Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are also listed as separate line items on the Company's March 31, 2021 and September 30, 2020 Consolidated Balance Sheets. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized right-of-use assets and lease liabilities for operating leases of approximately $250,000 on October 1, 2018. Operating lease right-of-use assets and liabilities commencing after October 1, 2018 are recognized at commencement date based on the present value of lease payments over the lease term. During the six months ended March 31, 2021 and the year ended September 30, 2020, the Company had one lease expire and recognized the rent payments as an expense in the current period. As of March 31, 2021 and September 30, 2020, total right-of-use assets and operating lease liabilities for remaining long term lease was approximately $66,000 and $132,000, respectively. In the six months ended March 31, 2021 and 2020, the Company recognized approximately $76,423 and $67,914, respectively in total lease costs for the leases.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

Information related to the Company's operating right-of-use assets and related lease liabilities as of and for the six months ended March 31, 2021 was as follows:

Cash paid for ROU operating lease liability $69,625
Weighted-average remaining lease term 1 years
Weighted-average discount rate 7%

The minimum future lease payments as of March 31, 2021 are as follows:

Year	$
2021	$61,845
2022	5,972
Imputed interest	(2,153)
Total lease liability	$65,664

7. CONVERTIBLE NOTES PAYABLE AND NOTE PAYABLE

Convertible notes payable as of March 31, 2021 and September 30, 2020 consisted of the following:

Convertible Promissory Notes with Clayton A. Struve

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $75,301 and $71,562 as of March 31, 2021 and September 30, 2020, respectively. On December 23, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2021. On April 29, 2021, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

Mr. Struve also invested $1,000,000 in the May 2019 Convertible Debt Offering.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $180,627 and $145,202 as of March 31, 2021 and September 30, 2020, respectively. On December 8, 2020, the Company signed Amendment 4 to the convertible promissory or OID notes, extending the due dates to March 31, 2021. On April 29, 2021, the Company signed Amendment 5 to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

Convertible Debt Offering

Beginning in 2019, the Company entered into series of debt offerings with similar and consistent terms. The Company issued Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The notes are convertible into one share of common stock for each dollar invested in a Convertible Note Payable and automatically convert to common stock after one year.  The convertible notes contain terms and conditions which are deemed to be a Beneficial Conversion Feature (BCF).  Warrants are issued to purchase common stock with exercise prices of $1.20 and $2.40 per share and the number of warrants are equal to 50% of the convertible note balance.  The Company compensates the placement agent with a cash fee and warrants.  Through December 31, 2020, the Company has raised approximately $24 million through this offerings, of which $14,209,000 and $715,000 were raised in the six months ended March 31, 2021 and 2020.

The Convertible Notes issued during the six months ended March 31, 2021 are initially convertible into 7,104,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 3,552,250 shares of Common Stock.

The fair value of the Warrants issued to debt holders during the six months ended March 31, 2021 was $4,439,317 on the date of issuance and will be amortized over the one-year term of the Convertible Notes.

In connection with the debt offering during the six months ended March 31, 2021, the placement agent for the Convertible Notes and the Warrants received a cash fee of $727,117 and warrants to purchase 492,090 shares of the Company’s common stock, all based on 2-8% of gross proceeds to the Company. The warrants issued for these services had a fair value of $1,667,281 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $727,117 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

During the six months ended March 31, 2021, the Company recorded a debt discount of $9,769,683 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes.

During the six months ended March 31, 2021, the Company issued 772,200 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2020. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on October 17, 2020.

During the three and six months ended March 31, 2021, amortization related to the debt offerings of $4,198,105 and $1,596,980 of the beneficial conversion feature, warrants issued to debt holders and placement agent was recognized as interest expense in the consolidated statements of operations.

Convertible notes payable as of March 31, 2021 and September 30, 2020 are summarized below:

	March 31, 2021	September 30, 2020
Convertible note- Clayton A. Struve	$1,071,000	$1,071,000
Convertible note- Ronald P. Erickson and affiliates	1,184,066	1,184,066
2019 Convertible notes	4,242,490	4,242,490
2020 Convertible notes	5,639,500	5,639,500
Q2 2021 Convertible notes	14,209,000	-
Boustead fee refund (originally booked as contra debt)	50,000	50,000
Less conversions of 2019 and 2020 notes	(4,957,490)	(4,242,490)
Less debt discount - BCF	(9,601,827)	(2,127,894)
Less debt discount - warrants	(4,372,869)	(1,025,512)
Less debt discount - warrants issued for services	(2,406,360)	(823,582)
	$5,057,510	$3,967,578

Note Payable

On April 30, 2020, the Company received $226,170 under the Paycheck Protection Program of the U.S. Small Business Administration’s 7(a) Loan Program pursuant to the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), Pub. Law 116-136, 134 Stat. 281 (2020). As of March 31, 2021 and September 30, 2020, the Company recorded interest expense of $2,088 and $960, respectively. The Company is utilizing the funds in accordance with the legal requirements and expects this loan to be forgiven. Until the loan is legally forgiven, the loan balance will outstanding. The Company expects to start the application for the loan forgiveness during the three months ended June 30, 2021.

On February 1, 2021, the Company received $205,633 under the Paycheck Protection Program of the U.S. Small Business Administration’s 7(a) Loan Program pursuant to the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), Pub. Law 116-136, 134 Stat. 281 (2020). As of March 31, 2021, the Company recorded interest expense of $237. The Company is utilizing the funds in accordance with the legal requirements and expects this loan to be forgiven. Until the loan is legally forgiven, the loan balance will outstanding. The Company expects to start the application for the loan forgiveness during the three months ended June 30, 2021.

The Company recorded $431,803 as a long term liability as of March 31, 2021.

8. SIMPLE AGREEMENTS FOR FUTURE EQUITY

In July 2020, Particle entered into Simple Agreements for Future Equity (“SAFE”) with twenty two accredited investors pursuant to which Particle received $785,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. The Company expects to issue 981,250 shares of the Particle stock that was initially valued at $0.80 per share. The Company paid $47,100 in broker fees which were expensed as business development expenses.

In October 2020, Particle entered into Simple Agreements for Future Equity (“SAFE”) with two accredited investors pursuant to which Particle received $55,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. The Company expects to issue 68,750 shares of the Particle stock that was initially valued at $0.80 per share. The Company paid $4,125 in broker fees which were expensed as business development expenses.

During the three months ended March 31, 2021, Particle entered into Simple Agreements for Future Equity (“SAFE”) with five accredited investors pursuant to which Particle received $340,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. The Company expects to issue 68,750 shares of the Particle stock that was initially valued at $0.80 per share. The Company paid $23,660 in broker fees which were expensed as business development expenses.

Through March 31, 2021, $1,125,000 has been raised through the sale of SAFE instruments. We expect to issue 1,406,250 shares of the Particle stock that was initially valued at $0.80 per share. The SAFE contained a number of conversion and redemption provisions, including settlement upon liquidity or dissolution events. The final price and share are not known until settlement upon liquidity or dissolution events conditions are achieved. The Company’s ownership interest in Particle will be diluted when the SAFE’s are converted to common stock. The Company elected the fair value option of accounting for the SAFE.

9. EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

As of March 31, 2021, the Company had 28,257,467 shares of common stock issued and outstanding, held by 137 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of March 31, 2021, there were options outstanding for the purchase of 14,786,995 common shares (including unearned stock option grants totaling 11,775,745 shares related to performance targets), warrants for the purchase of 23,440,456 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 21,049,264 common shares (9,020,264 common shares at the current price of $0.25 per share, 4,924,500 common shares at the current price of $1.00 per share and 7,104,500 common shares at the current price of $2.00 per share) reserved and are issuable upon conversion of convertible debentures of $19,133,500. All of which could potentially dilute future earnings per share but are excluded from the March 31, 2021 calculation of net loss per share because their impact is antidilutive.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On March 31, 2021 and September 30, 2020 there are 1,785,715 Series C Preferred shares outstanding. On January 5, 2021, the Company extended the warrant expiration date to August 4, 2023.

As of March 31, 2021 and September 30, 2020, the Company has $750,000 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days. As of March 31, 2021 and September 30, 2020, there are no Series F shares outstanding.

Securities Subject to Price Adjustments

In the future, if the company sells its common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of Convertible Notes Payable of $19,133,500 or 21,049,264 common shares (9,020,264 common shares at $0.25 per share, 4,924,500 common shares at $1.00 per share and 7,104,500 at $2.40) and the exercise price of additional outstanding warrants to purchase 10,584,381 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 4,599,707 would adjust below $1.20 per share pursuant to the documents governing such instruments. Warrants totaling 4,044,340 would adjust below $2.40 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the six months ended March 31, 2021:

The Company issued 772,700 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2020. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on October 17, 2020.

We issued 2,583,393 shares of common stock at an average price of $0.493 per share related to the exercise of warrants.

We issued 97,000 shares related to services. The shares were valued at the fair market value of $202,820.

Warrants to Purchase Common Stock

The following warrant transactions occurred during the six months ended March 31, 2021:

The Company issued warrant to Ronald P. Erickson for 2,000,000 shares of common stock. The five year warrant is exercisable on a cash or cashless at $1.53 per share and was valued using a Black-Scholes model at $1,811,691.

During January 2021, the Company issued warrants to five directors and service providers for 181,610 shares of common stock. The five year warrant is convertible at $2.00 per share and was valued using a Black-Scholes model at $382,566.

The Convertible Notes issued during the six months ended March 31, 2021 are initially convertible into 7,104,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 3,552,250 shares of Common Stock.

The fair value of the Warrants issued to debt holders during the six months ended March 31, 2021 was $4,439,317 on the date of issuance and were amortized over the one-year term of the Convertible Notes.

In connection with the convertible debt offering during the six months ended March 31, 2021, the placement agent for the Convertible Notes and the Warrants received a cash fee of $727,117 and warrants to purchase 492,090 shares of the Company’s common stock, all based on 2-8% of gross proceeds to the Company. The warrants issued for these services had a fair value of $1,667,281 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $727,117 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

We issued 2,583,393 shares of common stock at an average price of $0.493 per share related to the exercise of warrants. Warrants to exercise 229,853 shares of common stock were forfeited at an average of $.417 per share.

A summary of the warrants outstanding as of March 31, 2021 were as follows:

	March 31, 2021
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	20,016,367	$0.556
Issued	6,237,335	2.100
Exercised	(2,583,393)	(0.493)
Forfeited	(229,853)	(0.417)
Expired	-	-
Outstanding at end of period	23,440,456	$0.974
Exerciseable at end of period	23,440,456

The following table summarizes information about warrants outstanding and exercisable as of March 31, 2021:

	March 31, 2021
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
11,029,381	1.75	$0.250	11,029,381	$0.250
714,286	0.33	0.700	714,286	0.700
847,742	0.62	1.000	847,742	1.000
6,624,707	3.88	1.20-1.85	6,624,707	1.20-1.85
4,214,340	2.86	2.00-2.40	4,214,340	2.00-2.40
10,000	2.25	4.080	10,000	4.080
23,440,456	2.95	$0.974	23,440,456	$0.974

The significant weighted average assumptions relating to the valuation of the Company’s warrants issued during the six months ended March 31, 2021 were as follows:

Dividend yield	0%
Expected life	3 years
Expected volatility	140%-169%
Risk free interest rate	0.4%

There were vested warrants of 23,440,456 with an aggregate intrinsic value of $52,105,394.

10. STOCK INCENTIVE PLANS

Know Labs, Inc.

On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares. On November 23, 2020, the Board of Directors increased the size of the stock available under the Stock Option Plan by 9,750,000 shares. This increase is based on an industry peer group study.

Determining Fair Value under ASC 718

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the six months ended March 31, 2021:

During the six months ended March 31, 2021, the Company issued stock option grants to fifteen employees and consultants totaling 9,985,745 shares of common stock at an average price of $1.677 per share. The stock option grants expire in five years. The stock option grants vest when earned based on certain performance criteria or quarterly over 4 years, with nothing earned in the first two quarters.

During the six months ended March 31, 2021, a consultant exercised a stock option grant for 3,750 shares at $1.25 per share.

There are currently 14,786,995 (including unearned stock option grants totaling 11,775,745 shares related to performance targets) options to purchase common stock at an average exercise price of $1.509 per share outstanding as of March 31, 2021 under the 2011 Stock Incentive Plan. The Company recorded $191,184 and $565,726 of compensation expense, net of related tax effects, relative to stock options for the six months ended March 31, 2021 and 2020 and in accordance with ASC 718. As of March 31, 2021, there is approximately $1,222,173, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.82 years.

Stock option activity for the six months ended March 31, 2021 and the years ended September 30, 2020 and 2019 were as follows:

	Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2018	2,182,668	$1.698	$3,706,519
Granted	2,870,000	2.615	7,504,850
Exercised	-	-	-
Forfeitures	(520,000)	(3.906)	(2,031,000)
Outstanding as of September 30, 2019	4,532,668	2.025	9,180,369
Granted	3,085,000	1.142	3,522,400
Exercised	(73,191)	(0.250)	(18,298)
Forfeitures	(2,739,477)	(2.593)	(7,103,921)
Outstanding as of September 30, 2020	4,805,000	1.161	5,580,550
Granted	9,985,745	1.677	16,743,590
Exercised	(3,750)	(1.250)	(4,688)
Forfeitures	-	-	-
Outstanding as of March 31, 2021	14,786,995	$1.509	$22,319,452

The following table summarizes information about stock options outstanding and exercisable as of March 31, 2021:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Outstanding	Exerciseable	Exerciseable
$0.25	230,000	2.21	$0.250	143,750	$0.250
1.10-1.25	3,076,250	3.65	1.108	375,911	1.104
	9,495,745	3.58	1.499	859,792	1.311
	1,985,000	4.82	2.132	80,000	2.130
	14,786,995	3.82	$1.509	1,459,453	$1.310

There were in the money stock options of 14,786,995 shares as of March 31, 2021 with an aggregate intrinsic value of $22,272,524.

Particle, Inc.

On May 21, 2020, Particle approved a 2020 Stock Incentive Plan and reserved 8,000,000 shares under the Plan. The Plan requires vesting annually over four years, with no vesting in the first two quarters.
During the six months ended March 31, 2021, Particle approved a stock option grant to nine employees and consultants totaling 1,900,000 shares at an average of $0.80 per share. The stock option grant vests (i) 33.3% with the first shipment; (ii) 33.3% with $50 million in sales are achieved; and (iii) 33.4% after $200 million in sales are achieved.

During the six months ended March 31, 2021, Particle approved stock option grants to employees totaling 550,000 shares at $0.80 per share. The stock option grants vest annually over four years, with no vesting in the first two quarters.

As of March 31, 2021, the company had outstanding stock option grants for 7,200,000 shares. The Company recorded $111,365 and $0 of compensation expense, net of related tax effects, relative to stock options for the six months ended March 31, 2021 and 2020 and in accordance with ASC 718. As of March 31, 2021, there is approximately $729,917, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.48 years.

The following table summarizes information about Particle stock options outstanding and exercisable as of March 31, 2021:

		Weighted			Weighted
		Average	Weighted		Average
Range of	Number	Remaining Life	Average	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exercise Price	Exerciseable	Exerciseable
$0.10	4,600,000	4.26	$0.10	1,000,000	$0.10
	2,600,000	4.86	$0.80	-	-
	7,200,000	4.48	$0.35	1,000,000	$0.10

There were in the money stock options of 1,000,000 shares as of March 31, 2021 with an aggregate intrinsic value of $700,000. There is no active market for Particle, Inc. stock at this time.

11.	OTHER SIGNIFICANT TRANSACTIONS AND TRANSACTIONS WITH RELATED PARTIES

Transactions with Clayton A. Struve

See Notes 7, 9 and 10 or related party transactions with Clayton A. Struve.

On January 5, 2021, the Company extended the warrant expiration date to August 4, 2023 with Clayton A. Struve, a major investor in the Company:

Warrant No./Class	Issue Date	No. Warrant Shares	Exercise Price	Original Expiration Date	Amended Expiration Date
Clayton Struve Warrant Series C Warrant W98	08-04-2016	1,785,715	$0.25	08-04-2021	08-04-2023
Clayton Struve Warrant Series F Warrant F-1	11-14-2016	187,500	$0.25	11-13-2021	11-13-2023
Clayton Struve Warrant Series F Warrant F-2	12-19-2016	187,500	$0.25	12-18-2021	12-18-2023

On January 28, 2021, Clayton A. Struve exercised warrants on a cashless basis for 889,880 shares of common stock at $0.25 per share, including warrants for 187,500 and 187,500 that were just extended as discussed above.

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. On April 29, 2021, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

Related Party Transactions with Ronald P. Erickson

See Notes 7, 9, 10 and 12 for related party transactions with Ronald P. Erickson.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $476,486 and $597,177 as of March 31, 2021 and September 30, 2020, respectively.

On December 15, 2020, the Company issued a fully vested warrant to Ronald P. Erickson for 2,000,000 shares of common stock. The five year warrant is exercisable for cash or non-cash at $1.53 per share and was valued using a Black-Scholes model at $1,811,691.

On December 15, 2020, the Company issued two stock option grants to Ronald P. Erickson, one for 1,865,675 shares and one for 1,865,675 shares at an exercise price of $1.53 per share. The stock option grants expire in five years. The stock option grants vest when earned based on certain performance criteria.

On February 9, 2021, Particle approved a stock option grant to Mr. Erickson totaling 500,000 shares at an average of $0.80 per share. The stock option grant vests (i) 33.3% with the first shipment; (ii) 33.3% with $50 million in sales are achieved; and (iii) 33.4% after $200 million in sales are achieved.

On April 29, 2021, the Company signed Amendment 5 to the convertible promissory or OID notes with J3E2A2Z, extending the due dates to September 30, 2021.

Related Party Transactions with Phillip A. Bosua

See Notes 10 and 12 for related party transactions with Phillip A. Bosua.

On December 15, 2020, the Company issued two stock option grant to Phillip A. Bosua, one for 2,132,195 shares and one for 2,132,200 shares at an exercise price of $1.53 per share. The stock option grants expire in five years. The stock option grants vest when earned based on certain performance criteria.

On February 9, 2021, Particle approved a stock option grant to Mr. Bosua totaling 500,000 shares at an average of $0.80 per share. The stock option grant vests (i) 33.3% with the first shipment; (ii) 33.3% with $50 million in sales are achieved; and (iii) 33.4% after $200 million in sales are achieved.

On March 18, 2021, the Company approved a $250,000 bonus for Mr. Bosua. The bonus was recorded in accrued liabilities – related party as of March 31, 2021 and was paid during April 2021.

Related Party Transactions with Directors

On January 15, 2021, the Company issued 30,000 shares each to three directors shares at an exercise price of $2.00 per share.

On January 15, 2021, the Company issued 20,000 warrants to purchase common stock each to three directors shares at $2.00 per share. The warrants expire on January 15, 2026.

12. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Employment Agreement with Phillip A. Bosua, Chief Executive Officer

See the Employment Agreement for Phillip A. Bosua that was disclosed in Form 10-K filed with the SEC on December 29, 2020. Phillip A. Bosua.

Employment Agreement with Ronald P. Erickson, Chairman of the Board and Interim Chief Financial Officer

See the Employment Agreement for Ronald P. Erickson that was disclosed in Form 10-K filed with the SEC on December 29, 2020.

Properties and Operating Leases

See the Property Leases that were disclosed in Form 10-K filed with the SEC on December 29, 2020.

13. SEGMENT REPORTING

The management of the Company considers the business to have two operating segments (i) the development of the Bio-RFID™” and “ChromaID™” technologies; (ii) Particle, Inc. technology; and (iii) TransTech, a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. TransTech closed on June 30, 2020. Particle commenced operations in the three months ended June 30, 2020.

The reporting for the three and six months ended March 31, 2021 and 2020 was as follows (in thousands):

		Gross	Net	Segment
Segment	Revenue	Margin	(Loss)	Assets
Three Months Ended March 31, 2021
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(4,950)	$15,759
Particle, Inc. technology	-	-	(424)	149
TransTech distribution business	-	-	-	-
Total segments	$-	$-	$(5,374)	$15,908

Three Months Ended March 31, 2020
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(3,346)	$1,224
TransTech distribution business	5	1	15	4
Total segments	$5	$1	$(3,331)	$1,228

Six Months Ended March 31, 2021
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(9,874)	$15,759
Particle, Inc. technology	-	-	(799)	149
TransTech distribution business	-	-	-	-
Total segments	$-	$-	$(10,673)	$15,908

Six Months Ended March 31, 2020
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(6,418)	$1,224
TransTech distribution business	122	52	72	4
Total segments	$122	$52	$(6,346)	$1,228

During the six months ended March 31, 2021 and 2020, the Company incurred non-cash expenses of $7,027,922, and $4,510,430, respectively.

14. SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued. Subsequent to March 31, 2021, there were the following material transactions that require disclosure:

The Company issued 2,137,880 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2020. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary.

On March 18, 2021, the Company approved a $250,000 bonus for Mr. Bosua. The bonus was recorded in accrued liabilities – related party as of March 31, 2021 and was paid during April 2021.

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. On April 29, 2021, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2021.

On April 29, 2021, the Company signed Amendment 5 to the convertible promissory or OID notes with J3E2A2Z, extending the due dates to September 30, 2021.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Know Labs, Inc. and subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Know Labs, Inc. and subsidiaries (the Company) as of September 30, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2020 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

BPM LLP
We served as the Company’s auditor since October 2019
Walnut Creek, California
December 29, 2020

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2020	September 30, 2019
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,298,179	$1,900,836
Accounts receivable, net of allowance of $0 and $40,000, respectively	-	63,049
Prepaid expenses	-	6,435
Inventories, net	-	7,103
Total current assets	4,298,179	1,977,423

PROPERTY AND EQUIPMENT, NET	128,671	130,472

OTHER ASSETS
Intangible assets	101,114	274,446
Other assets	25,180	13,766
Operating lease right of use asset	129,003	243,526

TOTAL ASSETS	$4,682,147	$2,639,633

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$487,810	$810,943
Accounts payable - related parties	5,687	7,048
Accrued expenses	401,178	460,055
Accrued expenses - related parties	591,600	458,500
Convertible notes payable	3,967,578	3,954,241
Note payable	226,170	-
Simple Agreements for Future Equity	785,000	-
Current portion of operating lease right of use liability	108,779	124,523
Total current liabilities	6,573,802	5,815,310

NON-CURRENT LIABILITIES:
Operating lease right of use liability, net of current portion	23,256	121,613
Total non-current liabilities	23,256	121,613

COMMITMENTS AND CONTINGENCIES (Note 14)	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 9/30/2020 and 9/30/2019 respectively	-	-
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 9/30/2020 and 9/30/2019, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 9/30/2020 and 9/30/2019, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 24,804,874 and 18,366,178
shares issued and outstanding at 9/30/2020 and 9/30/2019, respectively	24,807	18,366
Additional paid in capital	54,023,758	39,085,179
Accumulated deficit	(55,966,281)	(42,403,640)
Total stockholders' equity (deficit)	(1,914,911)	(3,297,290)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$4,682,147	$2,639,633

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2020	September 30, 2019

REVENUE	$121,939	$1,804,960
COST OF SALES	69,726	1,378,413
GROSS PROFIT	52,213	426,547
RESEARCH AND DEVELOPMENT EXPENSES	2,033,726	1,257,872
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,844,415	4,181,687
OPERATING LOSS	(6,825,928)	(5,013,012)

OTHER INCOME (EXPENSE):
Interest expense	(6,094,682)	(2,945,312)
Other income	65,769	(9,561)
(Loss) gain on debt settlements	(707,800)	355,569
Total other (expense), net	(6,736,713)	(2,599,304)

LOSS BEFORE INCOME TAXES	(13,562,641)	(7,612,316)

Income tax expense	-	-

NET LOSS	$(13,562,641)	$(7,612,316)

Basic and diluted loss per share	$(0.62)	$(0.42)

Weighted average shares of common stock outstanding- basic and diluted	21,791,058	18,053,848

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

	Series A Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance as of October 1, 2018	20,000	$11	1,785,715	$1,790	1,016,004	$1,015	17,531,522	$17,531	$32,163,386	$(34,791,324)	$(2,607,591)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	1,141,674	-	1,141,674
Issuance of common stock for services	-	-	-	-	-	-	245,000	245	348,655	-	348,900
Conversion of Series A Preferred Stock	(20,000)	(11)	-	-	-	-	80,000	80	(69)	-	-
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	2,857,960	-	2,857,960
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	1,384,530	-	1,384,530
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	1,072,095	-	1,072,095
Stock based compensation- warrant issuances	-	-	-	-	-	-	-	-	117,458	-	117,458
Issuance of common stock for warrant exercise	-	-	-	-	-	-	509,656	510	(510)	-	(0)
Net loss	-	-	-	-	-	-	-	-	-	(7,612,316)	(7,612,316)
Balance as of September 30, 2019	-	-	1,785,715	1,790	1,016,004	1,015	18,366,178	18,366	39,085,179	(42,403,640)	(3,297,290)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	1,702,085	-	1,702,085
Stock option exercise	-	-	-	-	-	-	73,191	73	(73)	-	-
Conversion of debt offering and accrued interest (Note 10)	-	-	-	-	-	-	4,581,917	4,585	4,591,952	-	4,596,537
Beneficial conversion feature (Note 10)	-	-	-	-	-	-	-	-	3,766,074	-	3,766,074
Issuance of warrants to debt holders (Note 10)	-	-	-	-	-	-	-	-	1,824,998	-	1,824,998
Issuance of warrants for services related to debt offering (Note 10)	-	-	-	-	-	-	-	-	975,326	-	975,326
Issuance of common stock for services	-	-	-	-	-	-	550,000	550	1,044,450	-	1,045,000
Issuance of common stock for exercise of warrants	-	-	-	-	-	-	733,588	733	84,267	-	85,000
Issuance of shares related to Settlement and Mutual Release and Subscription Agreements	-	-	-	-	-	-	500,000	500	949,500	-	950,000
Net loss	-	-	-	-	-	-	-	-	-	(13,562,641)	(13,562,641)
	-	$-	1,785,715	$1,790	1,016,004	$1,015	24,804,874	$24,807	$54,023,758	$(55,966,281)	$(1,914,911)

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	September 30, 2020	September 30, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,562,641)	$(7,612,316)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	242,987	259,347
Issuance of capital stock for services and expenses	1,045,000	348,900
Stock based compensation- warrants	-	117,458
Stock based compensation- stock option grants	1,702,085	1,141,674
Amortization of debt discount	5,662,690	2,771,270
Right of use, net	422	2,610
Loss on sale of assets	4,663	32,777
(Gain) on debt settlement	(117,200)	(355,000)
Loss related to issuance of shares for debt settlement	825,000	-
Changes in operating assets and liabilities:
Accounts receivable	63,049	257,489
Prepaid expenses	6,435	13,705
Inventory	7,103	196,479
Other assets	(11,414)	(6,596)
Accounts payable - trade and accrued expenses	218,018	(215,873)
Deferred revenue	-	(55,959)
NET CASH (USED IN) OPERATING ACTIVITIES	(3,913,803)	(3,104,035)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of research and development equipment	(70,134)	(79,932)
NET CASH (USED IN) INVESTING ACTIVITIES:	(70,134)	(79,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	226,170	-
Repayments on line of credit	-	(92,094)
Proceeds from convertible notes payable	5,639,500	4,242,490
Proceeds from Simple Agreements for Future Equity	785,000	-
Payments for issuance costs from notes payable	(479,965)	-
Proceeds from issuance of common stock for warrant exercise	85,575	-
Proeeds from issuance of shares related to debt settlement	125,000	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,381,280	4,150,396

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,397,343	966,429

CASH AND CASH EQUIVALENTS, beginning of period	1,900,836	934,407

CASH AND CASH EQUIVALENTS, end of period	$4,298,179	$1,900,836

Supplemental disclosures of cash flow information:
Interest paid	$-	$22,521
Taxes paid	$1,922	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$3,766,074	$2,857,960
Issuance of warrants to debt holders	$1,824,998	$1,384,530
Issuance of warrants for services related to debt offering	$975,326	$1,072,095
Cashless warrant exercise (fair value)	$111,554	$127,414
Cashless stock options exercise (fair value)	$18,298	$-
Conversion of debt offering	$4,245,448	$-
Conversion of accrued interest	$351,089	$-

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development, marketing and sales of proprietary technologies which are capable of uniquely identifying or authenticating almost any substance or material using electromagnetic energy to record, detect, and identify the unique “signature” of the substance or material. The Company call these our “Bio-RFID™” and “ChromaID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the ChromaID technology maps the color of substances, fluids and materials. With the Company’s proprietary processes we can authenticate and identify based upon the color that is present. The color is both visible to the Company as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see, and identify, and authenticate based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to record, detect and identify its unique color signature. Today the Company is focused upon extensions and new inventions that are derived from and extend beyond the Company’s ChromaID technology. The Company calls this new technology “Bio-RFID.” The rapid advances made with the Company’s Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase as the Company works to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization.

On April 30, 2020, the Company approved and ratified the incorporation of Particle, Inc., a Nevada corporation. The Company is the sole shareholder as of the date of incorporation. Particle is now a direct, majority owned subsidiary of the Company. Particle shall utilize the same corporate offices as the Company and shall focus on the development and commercialization of our extensive intellectual property relating to electromagnetic energy outside of the medical diagnostic arena which remains the parent company’s singular focus with its Bio-RFID technology and its initial application , the non-invasive measurement of blood glucose

On June 1, 2020, the Company approved and ratified entry into an intercompany Patent License Agreement dated May 21, 2020 with our majority owned subsidiary, Particle. Pursuant to the Agreement, Particle shall receive an exclusive non-transferrable license to use certain of our patents and trademarks, in exchange the Company shall receive: (i) a one-time fee of $250,000 upon a successful financing of Particle, and (ii) a quarterly royalty payment equal to the greater of 5% of the Gross Sales, net of returns, from Particle or $5,000.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to our business. Operating as an independent subsidiary, TransTech was a distributor of products for employee and personnel identification and authentication. TransTech historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary had been diminishing as vendors of their products increasingly moved to the Internet and direct sales to their customers. TransTech closed on June 30, 2020.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $13,562,641 and $7,612,316 for the years ended September 30, 2020 and 2019, respectively. Net cash used in operating activities was $3,913,803 and $3,104,035 for the years ended September 30, 2020 and 2019, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2020, the Company’s accumulated deficit was $55,966,281.  The Company has limited capital resources. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our consolidated financial statements for the year ended September 30, 2020 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its cash on hand will be sufficient to fund our operations until September 30, 2021. The Company may need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, TransTech Systems, Inc. and RAAI Lighting, Inc., and majority-owned subsidiary, Particle, Inc. Inter-Company items and transactions have been eliminated in consolidation. The ownership of Particle not owned by the Company at September 30, 2020 is not material and thus no non-controlling interest is recognized.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  At September 30, 2020, the Company had uninsured deposits in the amount of $4,048,719.

Accounts Receivable and Revenue – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, which requires the application of the five-step-principles-based-accounting-model for revenue recognition. These steps include (1) a legally enforceable contract, written or unwritten is identified; (2) performance obligations in the contracts are identified; (3) the transaction price reflecting variable consideration, if any, is identified; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when the control of goods is transferred to the customer at a particular time or over time. For TransTech, the Company extends thirty day terms to some customers. Accounts receivable were reviewed periodically for collectability.

TransTech Systems Inc. sold products directly to customers. the products were typically sold pursuant to purchase orders placed by our customers, and our terms and conditions of sale did not require customer acceptance. We accounted for a contract with a customer when there is a legally enforceable contract, which could be the customer’s purchase order, the rights of the parties are identified, the contract has commercial terms, and collectability of the contract consideration is probable. The majority of our contracts had a single performance obligation to transfer products and are short term in nature, usually less than one year. Our revenue was measured based on the consideration specified in the contract with each customer in exchange for transferring products that is generally based upon a negotiated, formula, list or fixed price. Revenue is recognized when control of the promised goods is transferred to our customer, which is either upon shipment from our dock, receipt at the customer’s dock, or removal from consignment inventory at the customer’s location, in an amount that reflects the consideration we expected to be entitled to receive in exchange for those goods. The Company shut down TransTech on June 30, 2020.

Allowance for Doubtful Accounts - We maintain an allowance for uncollectible accounts receivable. It is our practice to regularly review and revise, when deemed necessary, our estimates of uncollectible accounts receivable, which are based primarily on actual historical return rates. We record estimated uncollectible accounts receivable as selling, general and administrative expense. As of September 30, 2020 and 2019, there was a reserve for sales returns of $0 and $40,000, respectively, which is minimal based upon our historical experience. The Company shut down TransTech on June 30, 2020.

Inventories – Inventories consisted primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $0 and $28,000 reserve for impaired inventory as of September 30, 2020 and 2019, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 5 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research and Development Expenses – Research and development expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s current research and development efforts are primarily focused on improving our Bio-RFID technology, extending its capacity and developing new and unique applications for this technology. As part of this effort, the Company conducts on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. The Company also is actively involved in identifying new applications. The Company’s current internal team along with outside consultants has considerable experience working with the application of the Company’s technologies and their applications. The Company engages third party experts as required to supplement our internal team. The Company believes that continued development of new and enhanced technologies is essential to our future success. The Company incurred expenses of $2,033,726 and $1,257,872 for the years ended September 30, 2020 and 2019, respectively, on development activities.

Advertising – Advertising costs are charged to selling, general and administrative expenses as incurred. Advertising and marketing costs for the years ended September 30, 2020 and 2019 were $230,844 and $0, respectively.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of September 30, 2020 and 2019 are based upon the short-term nature of the assets and liabilities.

The Company has a money market account which is considered a level 1 asset. The balance as of September 30, 2020 and 2019 was $4,252,959 and $1,901,278, respectively.

The following table represents a roll-forward of the fair value of the Simple Agreement for Future Equity (“SAFE”) for which fair value is determined by Level 3 inputs:

Balance as of October 1, 2019	$-
Proceeds from issuance of SAFE	785,000
Fair value adjustment	-
Balance as of September 30, 2020	$785,000

Fair value of the SAFE on issuance was determined to be equal to the proceeds received (see Note 11). There were no transfers among Level 1, Level 2, or Level 3 categories in the periods presented.

Derivative Financial Instruments –Pursuant to ASC 815 “Derivatives and Hedging”, the Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. The Company then determines if embedded derivative must bifurcated and separately accounted for. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

The Company determined that the conversion features for purposes of bifurcation within its currently outstanding convertible notes payable were immaterial and there was no derivative liability to be recorded as of September 30, 2020 and 2019.

Stock Based Compensation - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of September 30, 2020, there were options outstanding for the purchase of 4,805,000 common shares (including unearned stock option grants totaling 2,630,000 shares related to performance targets), warrants for the purchase of 20,016,367 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 14,659,764 common shares (9,020,264 common shares at the current price of $0.25 per share and 5,639,500 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $7,894,566. All of which could potentially dilute future earnings per share but excluded from the September 30, 2020 calculation of net loss per share because their impact is antidilutive.

As of September 30, 2019, there were options outstanding for the purchase of 4,532,668 common shares (including unearned stock option grants totaling 2,410,000 and excluding certain stock option grants for a cancelled kickstarter program), warrants for the purchase of 17,747,090 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 13,262,779 common shares (9,020,264 common shares at the current price of $0.25 per share and 4,242,490 common shares at the current price of $1.00 per share) that are issuable upon conversion of convertible debentures of $6,497,581. Issuance of more shares could potentially dilute future earnings per share but are excluded from the September 30, 2019 calculation of net loss per share because their impact is antidilutive.

Comprehensive loss – Comprehensive loss is defined as the change in equity of a business during a period from non-owner sources. There were no differences between net loss for the years ended September 30, 2020 and 2019 and comprehensive loss for those periods.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are now classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The Company adopted the new standard on October 1, 2019 using the modified retrospective method and the transition relief guidance provided by the FASB in ASU 2018-11, Leases (Topic 842): Targeted Improvements. Consequently, the Company did not update financial information or provide disclosures required under the new standard for dates and periods prior to October 1, 2019. The Company elected the package of practical expedients and did not reassess prior conclusions on whether contracts are or contain a lease, lease classification, and initial direct costs. In addition, the Company adopted the lessee practical expedient to combine lease and non-lease components for all asset classes and elected to not recognize ROU assets and lease liabilities for leases with a term of 12 months or less.

In August 2020, the FASB issued ASU No. 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The amendment is meant to simplify the accounting for convertible instruments by removing certain separation models in subtopic 470-20 for convertible instruments. The amendment also changed the method used to calculate dilutes EPS for convertible instruments and for instruments that may be settled in cash. The amendment is effective for years beginning after December 15, 2021, including interim periods for those fiscal years. We are currently evaluating the impact of adoption this standard on the Company’s consolidated financial statements and related disclosures.

Based on the Company’s review of accounting standard updates issued since the filing of the 2020 Form 10-K, there have been no other newly issued or newly applicable accounting pronouncements that have had, or are expected to have, a significant impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

4.  ACCOUNTS RECEIVABLE

Accounts receivable were $0 and $63,049, net of allowance, as of September 30, 2020 and 2019, respectively. The Company has a total allowance for bad debt in the amount of $0 and $40,000 as of September 30, 2020 and 2019, respectively. The decrease is due to the shutdown of TransTech on June 30, 2020.

5.  INVENTORIES

Inventories were $0 and $7,103 as of September 30, 2020 and 2019, respectively. Inventories consisted primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale related to our TransTech business which shut down on June 30, 2020. There was a $0 and $28,000 reserve for impaired inventory as of September 30, 2020 and 2019, respectively.

6.  FIXED ASSETS

Property and equipment as of September 30, 2020 and 2019 was comprised of the following:

	Estimated
	Useful Lives	September 30, 2020	September 30, 2019
Machinery and equipment	2-10 years	$355,271	$412,238
Leasehold improvements	2-3 years	3,612	3,612
Furniture and fixtures	2-3 years	26,855	58,051
Software and websites	3- 7 years	-	35,830
Less: accumulated depreciation		(257,067)	(379,259)
		$128,671	$130,472

Total depreciation expense was $69,655 and $86,016 for the year ended September 30, 2020 and 2019, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

The Company retired assets at TransTech with a net book value of $4,358 as of June 30, 2020. TransTech was shut down on June 30, 2020.

7.  INTANGIBLE ASSETS

Intangible assets as of September 30, 2020 and 2019 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2020	2019

Technology	3 years	$520,000	$520,000
Less: accumulated amortization		(418,886)	(245,554)
Intangible assets, net		$101,114	$274,446

Total amortization expense was $173,332 and $173,331 for the years ended September 30, 2020 and 2019, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, the Company acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

8. ACCOUNTS PAYABLE

Accounts payable were $487,810 and $810,943 as of September 30, 2020 and 2019, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.

9.  LEASES

The Company has entered into operating leases for office and development facilities. These leases have terms which range from two to three years and include options to renew. These operating leases are listed as separate line items on the Company's September 30, 2020 and September 30, 2019 Consolidated Balance Sheets and represent the Company’s right to use the underlying asset for the lease term. The Company’s obligation to make lease payments are also listed as separate line items on the Company's September 30, 2020 and 2019 Consolidated Balance Sheets. Based on the present value of the lease payments for the remaining lease term of the Company's existing leases, the Company recognized right-of-use assets and lease liabilities for operating leases of approximately $250,000 on October 1, 2018. Operating lease right-of-use assets and liabilities commencing after October 1, 2018 are recognized at commencement date based on the present value of lease payments over the lease term. During the year ended September 30, 2020 and 2019, the Company had one lease expire and recognized the rent payments as an expense in the current period. As of September 30, 2020 and 2019, total right-of-use assets and operating lease liabilities for remaining long term lease was approximately $132,000 and $246,000, respectively. In the year ended September 30, 2020 and 2019, the Company recognized approximately $136,718 and $133,996, respectively in total lease costs for the leases.

Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

Information related to the Company's operating right-of-use assets and related lease liabilities as of and for the year ended September 30, 2020 was as follows:

Cash paid for ROU operating lease liability $136,738
Weighted-average remaining lease term 1.3 years
Weighted-average discount rate 7%

The minimum future lease payments as of September 30, 2020 are as follows:

Year	$
2021	$113,553
2022	23,968
Imputed interest	(5,486)
Total lease liability	$132,035

10. CONVERTIBLE NOTES PAYABLE AND NOTE PAYABLE

Convertible notes payable as of September 30, 2020 and 2019 consisted of the following:

Convertible Promissory Notes with Clayton A. Struve

The Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $71,562 and $62,171 as of September 30, 2020 and 2019, respectively. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019. On November 26, 2019, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to June 30, 2020. Mr. Struve also invested $1,000,000 in the May 2019 Debt Offering. On May 11, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to September 30, 2020. On December 23, 2020, the Company signed Amendments to the convertible promissory or OID notes, extending the due dates to March 31, 2021.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020. On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes, extending the due dates to September 30, 2020. On December 8, 2020, the Company signed Amendment 4 to the convertible promissory or OID notes, extending the due dates to March 31, 2021.

Convertible Debt Offering which Closed May 28, 2019

On May 28, 2019, the Company closed additional rounds of a debt offering and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents. The Convertible Notes will be automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

The Convertible Notes had an original principal amount of $4,242,515 and bear annual interest of 8%. Both the principal amount and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”).

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 4,242,515 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee. The warrants issued for these services had a fair value of $1,072,095 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $361,401 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

In accordance to ASC 470-20-30, Debt with Conversion and Other Options, the guidance therein applies to both convertible debt and other similar instruments, including convertible preferred shares. The guidance states that “the allocation of proceeds shall be based on the relative fair values of the two instruments at time of issuance. When warrants are issued in conjunction with a debt instrument as consideration in purchase transactions, the amounts attributable to each class of instrument issued shall be determined separately, based on values at the time of issuance. The debt discount or premium shall be determined by comparing the value attributed to the debt instrument with the face amount thereof.

In conjunction with the issuance of Convertible Notes and the Warrants, the Company recorded a debt discount of $2,857,960 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes. Intrinsic value of the beneficial conversion feature was calculated at the commitment date as the difference between the conversion price and the fair value of the common stock into which the security is convertible, multiplied by the number of shares into which the security is convertible. In accordance to ASC 470-20-30, if the intrinsic value of the beneficial conversion feature is greater than the proceeds allocated to the convertible instrument, the amount of the discount assigned to the beneficial conversion feature shall be limited to the amount of the proceeds allocated to the convertible instrument.

The Warrants were indexed to our own stock and no down round provision was identified. The Warrants were not subject to ASC 718. Therefore, the Company concluded that based upon the conversion features, the Warrants should not be accounted for as derivative liabilities. The fair value of the Warrants was $1,384,530 and was recorded as Debt Discount (with an offset to APIC) on the date of issuance and amortized over the one-year term of the notes.

During the year ended September 30, 2020, the Company issued 4,581,917 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

Convertible Debt Offering during the year ended September 30, 2020

During the year ended September 30, 2020, the Company closed additional rounds of a debt offering and received gross proceeds of $5,639,500 in exchange for issuing Subordinated Convertible Notes and Warrants in a private placement to accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes are initially convertible into 5,639,500 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,819,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

The fair value of the Warrants issued to debt holders was $1,824,998 on the date of issuance and will be amortized over the one-year term of the Convertible Notes.

In connection with the debt offering, the placement agent for the Convertible Notes and the Warrants received a cash fee of $529,965 and warrants to purchase 615,675 shares of the Company’s common stock, all based on 6.3-8%% of gross proceeds to the Company. The warrants issued for these services had a fair value of $1,016,797 at the date of issuance. The fair value of the warrants was recorded as debt discount (with an offset to APIC) and will be amortized over the one-year term of the Convertible Notes. The $529,965 cash fee was recorded as issuance costs and will be amortized over the one-year term of the related Convertible Notes.

The Company recorded a debt discount of $3,766,074 associated with a beneficial conversion feature on the debt, which is being accreted using the effective interest method over the one-year term of the Convertible Notes.

During the year ended September 30, 2020, amortization related to the 2019 and 2020 debt offerings of $5,662,690 of the beneficial conversion feature, warrants issued to debt holders and placement agent was recognized as interest expense in the consolidated statements of operations.

Convertible notes payable as of September 30, 2020 and 2019 are summarized below:

	September 30, 2020	September 30, 2019
Convertible note- Clayton A. Struve	$1,071,000	$1,071,000
Convertible note- Ronald P. Erickson and affiliates	1,184,066	1,184,066
2019 Convertible notes	4,242,490	4,242,515
Q1 2020 Convertible notes	520,000	-
Q2 2020 Convertible notes	195,000	-
Q3 2020 Convertible notes	4,924,500	-
Bousted fee refund (originally booked as contra debt)	50,000	-
Less conversions of 2019 notes	(4,242,490)	-
Less debt discount - BCF	(2,127,894)	(1,273,692)
Less debt discount - warrants	(1,025,512)	(616,719)
Less debt discount - warrants issued for services	(823,582)	(652,919)
	$3,967,578	$3,954,251

Note Payable

On April 30, 2020, the Company received $226,170 under the Paycheck Protection Program of the U.S. Small Business Administration’s 7(a) Loan Program pursuant to the Coronavirus, Aid, Relief and Economic Security Act (CARES Act), Pub. Law 116-136, 134 Stat. 281 (2020). During the year ended September 30, 2020, the Company recorded interest expense of $960. The Company is utilizing the funds in accordance with the legal requirements and expects this loan to be forgiven. Until the loan is legally forgiven, the loan balance will outstanding. The Company expects to start the application for the loan forgiveness during the three months ended December 31, 2020.

11.	SIMPLE AGREEMENTS FOR FUTURE EQUITY

In July 2020, Particle entered into Simple Agreements for Future Equity (“SAFE”) with twenty two accredited investors pursuant to which Particle received $785,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. The Company expects to issue 981,250 shares of the Particle stock that was initially valued at $0.80 per share. The Company paid $47,100 in broker fees which were expensed as business development expenses. The SAFE contained a number of conversion and redemption provisions, including settlement upon liquidity or dissolution events. The final price and shares are not known until settlement upon liquidity or dissolution events conditions are achieved. The Company elected the fair value option of accounting for the SAFE.

12. EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

As of September 30, 2020, the Company had 24,804,874 shares of common stock issued and outstanding, held by 123 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by the Company.  As of September 30, 2020, there were options outstanding for the purchase of 4,805,000 common shares (including unearned stock option grants totaling 2,630,000 shares related to performance targets), warrants for the purchase of 20,016,367 common shares, and 8,108,356 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company currently has 14,659,764 common shares (9,020,264 common shares at the current price of $0.25 per share and 5,639,500 common shares at the current price of $1.00 per share) and are issuable upon conversion of convertible debentures of $7,894,566. All of which could potentially dilute future earnings per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series A Preferred Stock

There are 23,334 shares of Series A Preferred shares authorized. Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Series A Preferred was not be redeemable without the consent of the holder.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock. There are no Series A Preferred Stock outstanding as of January 29, 2019.

On December 14, 2020, the Company cancelled the Certificate of Designations for the Series A Preferred Stock.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. On September 30, 2020 and September 30, 2019 there are 1,785,715 Series C Preferred shares outstanding.

As of September 30, 2020, and September 30, 2019, the Company has 1,016,014 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8% if and when dividends are declared.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days. As of September 30, 2020 and September 30, 2019, there are no Series F shares outstanding.

Securities Subject to Price Adjustments

In the future, if the Company sells its common stock at a price below $0.25 per share, the exercise price of 8,108,356 outstanding shares of Series C and D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of Convertible Notes Payable of $7,894,566 or 14,659,764 common shares (9,020,264 common shares at the current price of $0.25 per share and 5,639,500 common shares at the current price of $1.00 per share) and the exercise price of additional outstanding warrants to purchase 12,588,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments. Warrants totaling 5,191,636 would adjust below $1.20 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants. The stock option grant had an exercise price of $0.25 per share.

During the year ended September 30, 2020, the Company issued 550,000 shares of restricted common stock for services. The shares were issued were valued at $1.90 per share, the market price of our common stock, or $1,045,000.

During the year ended September 30, 2020, the Company issued 4,581,917 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

During the year ended September 30, 2020, the Company issued 733,588 shares of common stock at $0.889 per share related to the exercise of warrants.

On July 1, 2020, the Company entered into a Settlement Agreement and General Mutual Release with a shareholder of the Company. On July 6, 2020, the shareholder paid $125,000 us and we issued 500,000 shares of common stock. We accrued for the loss on debt settlement of $825,000 as of June 30, 2020 which represents the difference between the fair market value of the stock and $125,000 paid by the shareholder.

The following equity issuances occurred during the year ended September 30, 2019:

During the year ended September 30, 2019, the Company issued 509,656 shares of common stock at $0.25 per share to consultants and investors related to the cashless exercise of warrants.

During the year ended September 30, 2019, the Company issued 145,000 shares of common stock for services provided by two consultants. The common stock was valued at the daily trading price of totaling $246,900 or $1.703 per share.

On January 2, 2019, the Company issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

Warrants to Purchase Common Stock

The following warrant transactions occurred during the year ended September 30, 2020:

During the year ended September 30, 2020, the Company issued 733,588 shares of common stock at $0.952 per share and cancelled warrants to purchase 507,560 shares of common stock at $$1.120 per share to related to the exercise of warrants.

During the year ended September 30, 2020, the Company issued 75,000 shares of common stock at $1.95 per share. The warrant was valued at $1.770 per share.

Convertible Debt Offering Warrants

The Warrants issued for the 2020 convertible Debt Offering were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

Warrants issued in connection with 2020 convertible debt offering are initially exercisable for 2,819,750 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the 2020 convertible debt offering, the placement agent for the Convertible Notes and the Warrants received warrants to 615,675 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company.

The following warrants were issued during the year ended September 30, 2019:

The Company cancelled warrants to purchase 70,011 shares of common stock at $3.08 per share to consultants and investors related to the cashless exercise of warrants or expiration of warrants.

The Company issued warrants to purchase 70,000 shares of common stock at $1.61 to $2.72 per share to three consultants. The warrants were valued at $30,325 or $1.989 per share. The warrants expire during the first quarter of 2024.

The Company increased warrants by 120,000 shares at $0.25 per shares related to the June 28, 2019 exercise of warrants by a holder of Series A Preferred Stock.

Private Placement Warrants

The Warrants issued for the private placements discussed above were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company.

A summary of the warrants outstanding as of September 30, 2020 were as follows:

	September 30, 2020
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	17,747,090	$0.455
Issued	3,510,425	1.216
Exercised	(733,588)	(0.952)
Forfeited	(507,560)	(1.120)
Expired	-	-
Outstanding at end of period	20,016,367	$0.556
Exerciseable at end of period	20,016,367

The following table summarizes information about warrants outstanding and exercisable as of September 30, 2020:

	September 30, 2020
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,133,286	1.76	$0.250	13,133,286	$0.250
714,286	0.83	0.700	714,286	0.700
882,159	1.12	1.000	882,159	1.000
5,191,636	4.12	1.20-1.50	5,191,636	1.20-1.50
95,000	4.19	2.00-4.08	95,000	2.34-4.08

20,016,367	3.04	$0.556	20,016,367	$0.556

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2020 were as follows:

Assumptions
Dividend yield	0%
Expected life	5 years
Expected volatility	176%-177%
Risk free interest rate	1.51%-1.71%

There were vested and in the money warrants of 19,996,367 with an aggregate intrinsic value of $35,329,983.

13.	STOCK INCENTIVE PLANS

Know Labs, Inc.

On January 23, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,200,000 to 2,500,000 to common shares. On May 22, 2019, the Compensation Committee approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,500,000 to 3,000,000 to common shares. See Note 18 for increase in option pool subsequent to September 30, 2020.

Determining Fair Value under ASC 718

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended September 30, 2020:

During the year ended September 30, 2020, the Company granted stock option grants to executives, directors and consultants for 3,085,000 shares with a weighted average exercise price of $1.142 per share. The grants expire in five years and generally vest quarterly over four years. Stock option grants totaling 2,630,000 shares of common stock are performance stock option grants and are not vested until the performance is achieved.

During the year ended September 30, 2020, executives and employees voluntarily cancelled stock option grants for 2,739,477 shares with a weighted average exercise price of $2.593 per share.

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants totaling 93,750 shares. The stock option grant had an exercise price of $0.25 per share.

There are currently 4,805,000 (including unearned stock option grants totaling 2,630,000 shares related to performance targets) options to purchase common stock at an average exercise price of $1.161 per share outstanding as of September 30, 2020 under the 2011 Stock Incentive Plan. The Company recorded $868,314 and $1,141,674 of compensation expense, net of related tax effects, relative to stock options for the years ended September 30, 2020 and 2019 and in accordance with ASC 718. As of September 30, 2020, there is approximately $361,947, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.67 years.

The Company had the following stock option transactions during the year ended September 30, 2019:

On October 31, 2018, the Board awarded stock option grants to two directors to acquire 50,000 shares each of the Company’s common stock. The grants had an exercise price of $3.03 per share and expire on October 31, 2023. The grants vested immediately.

On October 31, 2018, the Board awarded Phillip A. Bosua a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants had an exercise price of $3.03 per share and expire on October 31, 2023.

On October 31, 2018, the Board awarded Ronald P Erickson a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon the Company’s successful listing of its Common Stock on NASDAQ or the New York Stock Exchange (including the NYSE American Market). The grant had an exercise price of $3.03 per share and expires on October 31, 2023.

On March 26, 2019, the Board awarded two employees stock option grants totaling 260,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grant had an exercise price of $1.50 per share and expires on March 26, 2024.

During April 2019, the Board awarded stock option grants to two employees and a consultant to acquire 185,000 shares of the Company’s common stock. The grants had an exercise price from $1.39 per share to $1.90 per share and expire during April 2024. Grants totaling 10,000 common shares vested immediately and grants totaling 50,000 vests quarterly over three years. Grants totaling 125,000 common shares vest quarterly over four years, with no vesting during the first six months.

On April 15, 2019, the Board awarded an employee was granted a stock option grant to acquire 50,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants had an exercise price of $1.50 per share and expire on April 15, 2024.

During July and August of 2019, the Board awarded stock option grants to four consultants to acquire 275,000 shares of the Company’s common stock. The grants have an exercise price from $1.34 per share to $1.40 per share and expire during July and August 2024. Grants totaling 10,000 common shares vested immediately and grants totaling 50,000 vest quarterly over three years. Grants totaling 15,000 common shares vest monthly over six months. A grant of 100,000 shares of common stock vests quarterly over four years, with no vesting during the first six months. A grant for 100,000 shares of common stock vests quarterly over four years, with no vesting during the first six months. A grant for 100,000 shares of common stock vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration.

During the year ended September 30, 2019, the Board four employees a stock option grants to acquire 125,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign at a price range for $1.50 to $3.03 per share. During the year ended September 30, 2019, the Company recently decided that it would not undertake a Kickstarter campaign. Options are expected to be cancelled or have alternative Company milestones.

During the year ended September 2019, stock option grants for 520,000 shares of common stock with an exercise price ranging from $3.03 to $4.20 per share were forfeited.

Stock option activity for the years ended September 30, 2020 and 2019 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2018	2,182,668	$1.698	$3,706,519
Granted	2,870,000	2.615	7,504,850
Exercised	-	-	-
Forfeitures	(520,000)	(3.906)	(2,031,000)
Outstanding as of September 30, 2019	4,532,668	2.025	9,180,369
Granted	3,085,000	1.142	3,522,400
Exercised	(73,191)	(0.250)	(18,298)
Forfeitures	(2,739,477)	(2.593)	(7,103,921)
Outstanding as of September 30, 2020	4,805,000	$1.161	$5,580,550

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2020:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Outstanding	Exerciseable	Exerciseable
$0.25	230,000	2.71	$0.250	129,375	$0.250
1.10-1.25	2,940,000	4.10	1.10	306,250	1.103
1.28-1.52	1,500,000	4.10	1.33	695,313	1.310
1.79-2.25	135,000	3.75	1.37	66,250	1.961
	4,805,000	3.67	$1.161	1,197,188	$1.158

There were in the money stock option grants of 4,805,000 shares as of September 30, 2020 with an aggregate intrinsic value of $5,446,854.

Particle, Inc.

On May 21, 2020, Particle approved a 2020 Stock Incentive Plan and reserved 8,000,000 shares under the Plan. The Plan requires vesting annually over four years, with no vesting in the first two quarters.

During July 2020, Particle approved stock option grants to non-executive employees and consultants totaling 2,250,000 shares at an average of $0.147 per share. The stock option grants vest annually over four years, with no vesting in the first two quarters.

On July 2, 2020, Particle approved stock option grants for 1,500,000 shares at $0.10 per share to both Phillip A. Bosua and Ronald P. Erickson. The stock option grants vest (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved. The 500,000 vests stock option grants for both Mr. Bosua and Erickson were valued at $0.788 per share or $394,000.

The Company recorded $833,771 and $0 of compensation expense, net of related tax effects, relative to stock options for the years ended September 30, 2020 and 2019 and in accordance with ASC 718. As of September 30, 2020, there is approximately $840,729, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 3.77 years.

The following table summarizes information about Particle stock options outstanding and exercisable as of September 30, 2020:
		Weighted			Weighted
		Average	Weighted		Average
Range of	Number	Remaining Life	Average	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exercise Price	Exerciseable	Exerciseable
$0.10	5,100,000	4.76	$0.10	1,116,170	$0.10
0.80	150,000	5.00	$0.80	-	-

	5,250,000	4.77	$0.12	1,116,170	$0.10

There were in the money stock option grants of 1,116,170 shares as of September 30, 2020 with an aggregate intrinsic value of $758,996.

14.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Notes 10, 13 and 15 for related party transactions with Ronald P. Erickson.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $73,964 as of September 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%. On November 26, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to March 31, 2020. On May 11, 2020, the Company signed Amendment 3 to the convertible promissory or OID notes, extending the due dates to September 30, 2020. On December 8, 2020, the Company signed Amendment 4 to the convertible promissory or OID notes, extending the due dates to March 31, 2021.

On January 2, 2019, Mr. Erickson was issued 100,000 shares of restricted common stock at the grant date market value of $1.02 per share.

On October 4, 2019, Ronald P. Erickson voluntarily cancelted a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grant was related to performance and was not vested.

On November 4, 2019, the Company granted a stock option grant to Ronald P. Erickson for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon uplisting to the NASDAQ or NYSE exchanges.

On January 1, 2020, the Company issued 100,000 shares of restricted common stock to Ronald P. Erickson. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $190,000.

On June 1, 2020, Mr. Erickson received a salary of $10,000 per month for work on Particle, Inc.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $597,177 and $487,932 as of September 30, 2020 and 2019, respectively.

On July 2, 2020, Particle issued a stock option grant for 1,500,000 shares at $0.10 per share to Ronald P. Erickson. The stock option grant vests (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved.

Related Party Transaction with Phillip A. Bosua

On October 4, 2019, Philip A. Bosua voluntarily cancelled a stock option grant for 1,000,000 shares with an exercise price of $3.03 per share. The grants was related to performance and was not vested.

On November 4, 2019, the Company granted a stock option grant to Philip A. Bosua for 1,200,000 shares with an exercise price of $1.10 per share. The performance grant expires November 4, 2024 and vests upon FDA approval of the UBAND blood glucose monitor.

On January 1, 2020, the Company issued 150,000 shares of restricted common stock to Phillip A. Bosua. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $285,000.

On June 1, 2020, Mr. Bosua received a salary of $10,000 per month for work on Particle, Inc.

On July 2, 2020, Particle issued a stock option grant for 1,500,000 shares at $0.10 per share to Philip A. Bosua. The stock option grant vests (i) 33.3% upon issuance; (ii) 33.3% after the first sale; and (iii) 33.4% after one million in sales are achieved.

Stock Issuances and Cancellations to Named Executive Officers and Directors

During the year ended September 30, 2019, two directors voluntarily forfeited stock option grants for 100,000 shares of common stock at $3.03 per share.

On November 4, 2019, the Company granted stock option grants to two directors totaling 105,000 shares with an exercise price of $1.10 per share. The stock option grants expire in five years. The stock option grants vested immediately.

On January 1, 2020, the Company issued 120,000 shares of restricted common stock to three directors. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $1.90 per share, the market price of the Company’s common stock, or $228,000.

15. COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Employment Agreement with Phillip A. Bosua, Chief Executive Officer

Phillip A. Bosua was appointed our Chief Executive Officer on April 10, 2018. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement with at least ninety (90) days prior to the end of the Initial Term or renewal term. Mr. Bosua was paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.” From March 5, 2019 to May 1, 2020, the annual compensation was $240,000, and from May 5, 2020 to September 30, 2020, the annual compensation was $260,000. The Compensation Committee and the Board of Particle, Inc. compensated Phillip A. Bosua with an annual salary of $120,000 from June 1, 2020.

Employment Agreement with Ronald P. Erickson, Chairman of the Board and Interim Chief Financial Officer

On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019. automatically be extended for additional one (1) year periods unless either Party delivers written notice of such Party’s intention to terminate this Agreement at least ninety (90) days prior to the end of the Initial Term or renewal term.

Mr. Erickson’s annual compensation was $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus. From October 1, 2018 to March 4, 2019, from March 5, 2019 to May 1, 2020, the annual compensation was $195,000, and from May 5, 2020 to September 30, 2020, the annual compensation was $215,000. The Compensation Committee and the Board of Particle Inc. compensated Ronald P. Erickson with an annual salary of $120,000 from June 1, 2020.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by the Company to its senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

Properties and Operating Leases

The Company is obligated under the following leases for its various facilities.

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On February 1, 2019, the Company leased its lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. The Company leases 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

On June 26, 2020, the Company leased temporary lab facilities located at 3131 Western Avenue, Suite A350, Seattle, WA 98121. The Company leased 5,707 square feet and the net monthly payment is $11,414. The lease was terminated August 31, 2020.

16. INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $4,077,000 and $2,957,000 for the years ended September 30, 2020 and 2019.

The Company has net operating loss carryforwards of approximately $36,209,000 which expire in 2021-2038. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $8,248,000 was established as of September 30, 2020. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future. The Company is subject to possible tax examination for the years 2013 through 2020.

For the year ended September 30, 2020, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses, interest expense and warrants issued for services.

The principal components of the Company’s deferred tax assets at September 30, 2020 and 2019 are as follows:

	2020	2019
U.S. operations loss carry forward at statutory rate of 21%	$6,536,413	$6,763,238
Deferred tax assets related to timing differences-accruals	1,746,486	192,897
Total	8,282,899	6,956,135
Less Valuation Allowance	(8,248,637)	(6,956,135)

Other	(34,263)	-
Deferred tax liabilities	(34,263)	-

Net Deferred Tax Assets	-	-
Change in Valuation allowance	$(1,292,502)	$(813,996)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the years ended September 30, 2020 and 2019 are as follows:

	2020	2019
Federal Statutory Rate	21.0%	21.0%
State Taxes	0.9%	0.0%
Meals	0.0%	0.0%
Warrants Int. Exp.	-8.8%	0.0%
PY True-up	-3.8%	0.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	-9.3%	-21.0%
Effective Tax Rate	0.0%	0.0%

As of September 30, 2020, there were no uncertain tax positions. Management does not anticipate any future adjustments in the next twelve months which would result in a material change to its tax position. For the years ended September 30, 2020 and 2019, the Company did not have any interest and penalties.

17. SEGMENT REPORTING

The management of the Company considers the business to have two operating segments (i) the development of the Bio-RFID™” and “ChromaID™” technologies; (ii) Particle, Inc. technology; and (iii) TransTech, a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. TransTech was shut down on June 30, 2020. Particle commenced operations in the three months ended June 30, 2020.

The reporting for the year ended September 30, 2020 and 2019 was as follows (in thousands):

			Segment
		Gross	Operating	Segment
Segment	Revenue	Margin	Profit (Loss)	Assets
Year Ended September 30, 2020
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(5,481)	$4,360
Particle, Inc. technology	-	-	(1,280)	322
TransTech distribution business	122	70	(65)	-
Total segments	$122	$70	$(6,826)	$4,682

Year Ended September 30, 2019
Development of the Bio-RFID™” and “ChromaID™” technologies	$-	$-	$(4,935)	$2,882
TransTech distribution business	1,805	427	(78)	58
Total segments	$1,805	$427	$(5,013)	$2,940

During years ended September 30, 2020 and 2019, the Company incurred non-cash expenses of $2,990,072 and $1,867,379.

18. SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued. Subsequent to September 30, 2020, there were the following material transactions that require disclosure:

Convertible Notes Dated October 17, 2019

The Company issued 561,600 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary.

2011 Stock Incentive Plan

On November 23, 2020, the Board of Directors increased the size of the stock available under the Stock Option Plan by 9,750,000 shares. This increase is based on an industry peer group study.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On December 8, 2020, the Company signed Amendment 4 to the $1,184,066 convertible promissory or OID notes, extending the due dates to March 31, 2021.

Convertible Promissory Notes with Clayton A. Struve

On December 23, 2020, the Company signed Amendments to the $1,071,000 convertible promissory or OID notes, extending the due dates to March 31, 2021.

Stock Option Exercises and Issuances

A consultant exercised a stock option grants on a cashless basis. The consultant received 3,750 shares of common stock for vested stock option grants and forfeited 11,250 shares. The stock option grant had an exercise price of $1.25 per share.

The compensation committee of Particle, Inc. issued a stock option grant to a consultant for 50,000 shares of Particle common stock. The stock option grant had an exercise price at $0.80 per share. The grant vests annually over four years after a six month cliff vesting period.

The Compensation committee issued a stock option grant to a consultant for 140,000 shares at an exercise price of $1.24 per share. The stock option grant expires in five years. The stock option grant vests quarterly over four years after a six month cliff vesting period.

On December 15, 2020, the Company issued 30,000 shares each to three directors shares at an exercise price of $1.53 per share.

On December 15, 2020, the Company issued 20,000 warrants to purchase common stock each to three directors shares at $1.53 per share. The warrants expire on December 15, 2025.

On December 15, 2020, the Company issued a warrant for to purchase common stock for 2,000,000 shares to Ronald P. Erickson at $1.53 per share. The warrants were issued for the extension of loans and deferral of other expenses. The warrant expires on December 15, 2025.

On December 15, 2020, the Company stock option grant to Ronald P. Erickson for 1,865,675 shares at an exercise price of $1.53 per share. The stock option grant expires in five years. The stock option grants vest when earned based on certain performance criteria.

On December 15, 2020, the Company stock option grant to Phillip A. Bosua for 2,132,195 shares at an exercise price of $1.53 per share. The stock option grant expires in five years. The stock option grants vest when earned based on certain performance criteria.

Simple Agreement for Future Equity

Particle entered into Simple Agreements for Future Equity (“SAFE”) with two accredited investors pursuant to which Particle received $55,000 in cash in exchange for the providing the investor the right to receive shares of the Particle stock. The Company expects to issue 44,000 shares of the Particle stock that was initially valued at $0.80 per share. The Company paid $1,800 in broker fees which were expensed as business development expenses.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$2,942
Accountant's fees and expenses	20,000
Legal fees and expenses	15,000
Blue Sky fees and expenses	5,000
Transfer agent's fees and expenses	2,000
Miscellaneous	5,058

Total expenses	$50,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

The underwriting agreement we will enter into in connection with the offering of common stock and warrants being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investorswere structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities. We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us. Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ended September 30, 2018

We issued 779,676 shares of common stock to Names Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. We expensed $273,068.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

8% Note Offering and Warrants for Fiscal Year 2019

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

We closed debt conversions and issued 1,600,000 shares of common stock in exchange for the conversion of $464,000, 230,000 shares in exchange for $48,300 in legal services and 605,000 shares in for $199.935 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

During the year ended September 30, 2018, we issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

On September 23, 2018, we issued 3,334 shares of our common stock related to the conversion of Series A Preferred Stock for $834.

Year Ended September 30, 2019

The following equity issuances occurred during the year ended September 30, 2019:

During the year ended September 30, 2019, the Company issued 509,656 shares of common stock at $0.25 per share to consultants and investors related to the cashless exercise of warrants.

During the year ended September 30, 2019, the Company issued 145,000 shares of common stock for services provided by two consultants. The common stock was valued at the daily trading price of totaling $246,900 or $1.703 per share.

On January 2, 2019, the Company issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

Year Ended September 30, 2020

On November 9, 2019, a former employee exercised stock option grants on a cashless basis. The former employee received 73,191 shares of common stock for vested stock option grants. The stock option grant had an exercise price of $0.25 per share.

During the year ended September 30, 2020, the Company issued 550,000 shares of restricted common stock for services. The shares were issued were valued at $1.90 per share, the market price of our common stock, or $1,045,000.

During the year ended September 30, 2020, the Company issued 4,581,917 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2019. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on February 15, 2020.

During the year ended September 30, 2020, the Company issued 733,588 shares of common stock at $0.889 per share related to the exercise of warrants.

On July 1, 2020, the Company entered into a Settlement Agreement and General Mutual Release with a shareholder of the Company. On July 6, 2020, the shareholder paid $125,000 us and we issued 500,000 shares of common stock. We accrued for the loss on debt settlement of $825,000 as of June 30, 2020 which represents the difference between the fair market value of the stock and $125,000 paid by the shareholder.

Six Months Ended March 31, 2021

The following equity issuances occurred during the six months ended March 31, 2021:

The Company issued 772,200 shares of common stock related to the automatic conversion of Convertible Notes and interest from a private placement to accredited investors in 2020. The Convertible Notes and interested were automatically converted to Common Stock at $1.00 per share on the one year anniversary starting on October 17, 2020.

We issued 2,583,393 shares of common stock at an average price of $0.493 per share related to the exercise of warrants.

We issued 97,000 shares related to services. The shares were valued at the fair market value of $202,820.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 7, 2021.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chairman of the Board

By:	/s/ Ronald P. Erickson
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Phillip A. Bosua	Chief Executive Officer and Director	May 7, 2021
Phillip A. Bosua	(Principal Executive Officer)

/s/ Ronald P. Erickson	Chairman of the Board and Interim Chief	May 7, 2021
Ronald P. Erickson	Financial Officer (Principal Financial/ Accounting Officer)

/s/ Jon Pepper	Director	May 7, 2021
Jon Pepper

/s/ Ichiro Takesako	Director	May 7, 2021
Ichiro Takesako

/s/ William A. Owens	Director	May 7, 2021
William A. Owens

Exhibit Index

Exhibit No.
Description

3.1
Restatement of the Articles of Incorporation dated September 13, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K/A2, filed September 17, 2013)

3.2
Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K, filed August 17, 2012)

3.3
Certificate of Amendment to the Restatement of the Articles of Incorporation dated June 11, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 17, 2015)

3.4
Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 11, 2016)

3.5
Form of Series C Convertible Preferred Stock 2016 (incorporated by reference to the Company’s Registration Statement on Form S-1, filed September 1, 2016)

3.6
Certificate of Correction and Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Amended Current Report on Form 8-K/A, filed January 9, 2017)

3.7
Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 10, 2017)

3.8
Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

3.9
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 19, 2018)

3.10
Articles of Merger (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 3, 2018)

3.11
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 20, 2018)

3.12
Certificate of Designation of Series F Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 3, 2018)

4.1
2011 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed January 11, 2013)

5.1
Opinion of Lockett + Horwitz, A Professional Law Corporation (filed herewith)

10.1
Form of Preferred Stock and Warrant Purchase Agreement, Form of Amended and Restated Registration Rights Agreement. and Form of Series F Warrant to Purchase Common Stock by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

10.2
Securities Purchase Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2017)

10.3
Senior Secured Convertible Redeemable Debenture dated December 12, 2017 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.4
Senior Secured Convertible Redeemable Debenture dated February 28, 2018 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.5
Note and Account Payable Conversion Agreement and related notes and warrants dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.6
Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Phillip A. Bosua. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.7
Amended Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Ronald P. Erickson. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.8
Agreement and Plan of Merger, dated as of April 10, 2018, by and among Visualant, Incorporated, 500 Union Corporation, and RAAI Lighting, Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.9
Certificate of Merger, dated as of April 10, 2018, by 500 Union Corporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 17, 2018)

10.10
Form of Securities Purchase Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.11
Form of Subscription Agreement, Subordinated Convertible Note, Common Stock Purchase Warrant, Subordination and Registration Rights Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.12
Amendment 4 dated December 8, 2020 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 9, 2020)

10.13
Amendment 4 dated December 8, 2020 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 9, 2020)

10.14
Amendment 4 dated December 9, 2020 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 29, 2020)

10.15
Amendment 4 dated December 9, 2020 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 29, 2020)

10.16
Amendment 4 dated December 9, 2020 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 29, 2020)

10.17
Amendment 3 dated December 9, 2020 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 29, 2020)

10.18
Form of Securities Purchase Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2021)

10.19
Form of Subscription Agreement, Subordinated Convertible Note, Common Stock Purchase Warrant, Subordination and Registration Rights Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2021)

14.1
Code of Ethics dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

16.1
Letter dated October 4, 2019 from SD Mayer and Associates, LLP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed October 8, 2019)

21.1
Subsidiaries of the Registrant (filed herewith)

23.1
Consent of BPM LLP, independent registered public accounting firm (filed herewith)

23.3
Consent of Lockett + Horwitz, A Professional Law Corporation (included in Exhibit 5.1) (filed herewith)

99.1
Audit Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.2
Compensation Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.3
Nominations and Corporate Governance Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)